As filed with the Securities and Exchange Commission on June 2, 2021

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated June 2, 2021

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the SEC). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

RemSleep Holdings, Inc.

290,000,000 Shares of Common Stock

By this Offering Circular, RemSleep Holdings, Inc., a Nevada corporation, is offering for sale a maximum of 290,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $____[$0.01-$0.05] per share, pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $1,000 of the Offered Shares is required in this offering. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments.

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public		Commissions (1)	Proceeds to Company (2)
Common Stock	290,000,000	$	[0.01-0.05]	$-0-	$	[2,900,000-14,500,000]

(1)	We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.
(2)	Does not account for the payment of expenses of this offering estimated at $15,000. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “RMSL” in the OTC Pink marketplace of OTC Link. On May 28, 2021, the closing price of our common stock was $0.0195 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series A Preferred Stock and Series B Preferred Stock, which could preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. Each share of the Series A Preferred Stock has the vote equivalency of 25 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class; each share of the Series B Preferred Stock has the vote equivalency of 100 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class. Our officers, as the owners of all outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock, may be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” (page 25). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is _________, 2021.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms “we”, “us” and “our” refer and relate to RemSleep Holdings, Inc., a Nevada corporation, including its wholly-owned subsidiary, REMSleep LLC.

Our Company

We were incorporated in the State of Nevada on June 6, 2007. On August 2, 2010, we changed our name from Bella Viaggio, Inc. to Kat Gold Holdings Corp. Effective January 1, 2015, we completed an exchange agreement to purchase 100% of the outstanding interests of REMSleep LLC, in exchange for 50,000,000 shares of our company’s common stock, at which time REMSleep LLC became our wholly-owned subsidiary; we, then, adopted the business plan of REMSleep LLC, that of developing and distributing sleep apnea products. On January 5, 2015, we changed our name to REMSleep Holdings, Inc. to reflect our new business model.

We are a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Our officers have 35 years of sleep-industry experience, including having been employed at sleep industry companies. Our goal is to develop sleep products that achieve optimum compliance and comfort for CPAP patients.

In May 2017, we applied for a patent with the US Patent and Trademark Office for our proprietary DeltaWave CPAP interface (“DeltaWave”), a new, innovative sleep apnea product to act as an interface for the delivery of CPAP therapy and other respiratory needs. DeltaWave is a nasal-pillow type interface designed to offer better comfort and, therefore, better compliance since it was specifically designed with unique airflow characteristics to enable patients with sleep apnea to breathe normally.

Existing CPAP systems use nasal pillow interfaces that are round. These pillow interfaces cause discomfort when worn as the nasal septum is typically more sensitive to pressure and is typically relatively flat in areas of the nasal openings. Round cross-sectional shapes do not interface well with flat walls and, as an accommodation, prior pillow interfaces are typically made of a soft material that flattens when inserted. This flattening reduces the cross-sectional area of these prior nasal pillows, resulting in an acceleration of the air velocity and noise. The increase in air flow velocity leads to dryness, a sudden burning sensation in the nostrils, and stuffiness in the sinuses. Higher air flow velocity and lower volume of incoming air is less efficient at correcting apnea and often interrupts normal breathing patterns. DeltaWave is designed to deliver more air volume with less driving pressure. Therefore, the patient gets more air coming into the upper airways at a slower air velocity. Also, the pillows that fit into the nostrils are designed to better fit the shape of the nostrils for better comfort and better airtight seal.

A complete discussion concerning our DeltaWave CPAP interface device, including a discussion concerning our market opportunit, is presented under “Business” herein.

Offering Summary

Securities Offered	The Offered Shares, 290,000,000 shares of common stock, are being offered by our company.

Offering Price Per Share	$____[$0.01-$0.05] per Offered Share.

Shares Outstanding Before Offering	526,229,517 shares of common stock issued and outstanding as of the date of this Offering Circular (not including a total of 55,000,000 shares of common stock underlying our outstanding convertible Series A Preferred Stock and Series B Preferred Stock owned by our officers). (See “Security Ownership of Certain Beneficial Owners and Management”).

Shares Outstanding After Offering	816,229,517 shares of common stock issued and outstanding, assuming a maximum offering hereunder (not including a total of 55,000,000 shares of common stock underlying our outstanding convertible Series A Preferred Stock and Series B Preferred Stock owned by our officers). (See “Security Ownership of Certain Beneficial Owners and Management”).

Minimum Number of Shares Offered	There is no minimum offering hereunder.

Disparate Voting Rights	Our outstanding shares of Series A Preferred Stock and Series B Preferred Stock possess superior voting rights, which could preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. Each share of the Series A Preferred Stock has the vote equivalency of 25 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class; each share of the Series B Preferred Stock has the vote equivalency of 100 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class. Our officers, Thomas J. Wood and Russell F. Bird, as the owners of all outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, may be able effectively to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

Investor Suitability Standards	The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors so long as their investment in the Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “RMSL” in the OTC Pink marketplace of OTC Link.

Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds	We will apply the proceeds of this offering for real property lease or acquisition, construction costs, equipment, general and administrative expenses and working capital. (See “Use of Proceeds”).

Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information	Our principal executive offices are located at Our business office is located at 2202 North West Shore Boulevard, Suite 200, Tampa, Florida 33607; our telephone number is (813) 367-3855; our corporate website is located at www.remsleep.com. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements. As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements.

Risks Related to Our Business

The report of our independent auditors on our financial statements for the year ended December 31, 2020, indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business. The report of our independent auditors indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business. In its opinion on our financial statements for the year ended December 31, 2020, our independent auditors raised substantial doubt about our ability to continue as a going concern. We cannot assure you that this will not impair our ability to raise capital on attractive terms. Additionally, we cannot assure you that we will ever achieve significant revenues and therefore remain a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our company had an accumulated deficit of $7,037,408 (unaudited) at March 31, 2021, had a net loss of $471,466 (unaudited) and net cash used in operating activities of $63,182 (unaudited) for the three months ended March 31, 2021. Our ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of our contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for us to continue operations. These conditions and the ability to successfully resolve these factors over the next twelve months raise substantial doubt about our ability to continue as a going concern.

If we are unable to raise enough capital in this offering or obtain additional financing, we may not be able to fulfill our business plan. At March 31, 2021, we had $158,873 (unaudited) cash on hand. Our entire business plan, including our ability to conduct manufacturing, marketing, generate sales and further develop products, are entirely dependent upon adequate financing. Should we fail to obtain adequate financing: (a) our financial condition will be negatively affected; (b) we will be unable to conduct the essential aspects of our business plan, including marketing; (c) investments in our common stock will be negatively impacted; (d) we will be forced to liquidate our business and file for bankruptcy protection.

We currently have only patent-pending protection for our DeltaWave device. We have filed a patent application for our DeltaWave device with the USPTO; however, as yet, it has not granted yet and there can be no assurance that one will be issued.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements. Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent and, in some jurisdictions, during the pendency of a patent application. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

If patients or physicians are not willing to change current practices to adopt our DeltaWave device to treat moderate to severe sleep apnea, our DeltaWave device may fail to gain increased market acceptance, and our business will be adversely affected. Our primary strategy to generate and grow our revenue is to drive the adoption of our DeltaWave device to treat patients with moderate to severe sleep apnea who are unable to use or get consistent benefit from their current CPAP masks. Physicians and users may choose not to use our DeltaWave device for a number of reasons, including:

-	lack of availability of adequate third-party payor coverage or reimbursement;
-	lack of experience with our products;
-	our inability to convince key opinion leaders to provide recommendations regarding our DeltaWave device, or to convince physicians, patients and healthcare payors that our DeltaWave device is an attractive alternative to other treatment devices;
-	perceived inadequacy of evidence supporting benefits of our DeltaWave device over existing alternatives;
-	liability risks generally associated with the use of new products and procedures; and
-	the training required to use new products.

If additional physicians or other medical professionals do not adopt our DeltaWave device for any reason, including those listed above, our ability to execute our growth strategy will be impaired, and our business may be adversely affected. In addition, patients may choose not to use our DeltaWave device if, among other potential reasons, their airway anatomy would not allow for effective treatment with DeltaWave device, they are worried about potential adverse effects of our DeltaWave device, such as infection, discomfort or they are unable to obtain adequate third-party coverage or reimbursement.

We currently compete and will in the future continue to compete against other companies, some of which have longer operating histories, more established products or greater resources than we do, which may prevent us from achieving increased market penetration and improved operating results. The medical technology industry is highly competitive, subject to change and significantly affected by new product introductions and other activities of industry participants. Our competitors have historically dedicated and will continue to dedicate significant resources to promoting their products or developing new products or methods to treat moderate to severe sleep apnea. We also believe other emerging businesses are in the early stages of developing devices designed to treat sleep apnea. In addition, we also compete, both within and outside of the United States with invasive surgical treatment options which are primarily used in the treatment of mild to moderate sleep apnea.

In addition, our DeltaWave device is designed in the treatment of sleep apnea in patients who cannot use or obtain consistent benefit from current CPAP system devices. If one or more CPAP device manufacturers successfully develop a CPAP device that is more effective, better tolerated or otherwise results in better compliance by patients, or if improvements in other devices make them more effective, cost effective, easier to use or otherwise more attractive than our DeltaWave device, sales of our DeltaWave device could be significantly and adversely affected, which could have a material adverse effect on our business, financial condition and results of operations. In addition, if other companies are successful in developing devices that are approved for a broader range of indications than our DeltaWave device, we will be at a further competitive disadvantage, which could also affect our business, financial condition and results of operations.

Many of the companies against which we compete may have competitive advantages with respect to primary competitive factors in the sleep apnea treatment market, including:

-	greater company, product and brand recognition;
-	superior product safety, reliability and durability;
-	more effective marketing to and education of patients, physicians and sleep centers;
-	greater product ease of use and patient comfort;
-	more sales force experience and greater market access;
-	better product support and service;
-	more advanced technological innovation, product enhancements and speed of innovation;
-	more effective pricing and revenue strategies; and
-	more effective sales teams and strategies.

We also compete with other medical technology companies to recruit and retain qualified sales, training and other personnel.

In addition, though there are currently no pharmacologic therapies approved to treat sleep apnea, we may in the future face competition from pharmaceutical companies that develop such therapies. We also expect to experience increased competition in the future as other companies develop and commercialize competing devices. Any of these companies may also have the competitive advantages described above.

Our long-term growth depends on our ability to enhance our DeltaWave device, expand our indications and develop and commercialize additional products. It is important to our business that we continue to enhance our DeltaWave device and develop and introduce new products. Developing products is expensive and time-consuming and could divert management’s attention away from our core business. The success of any new product offering or product enhancements to our DeltaWave device will depend on several factors, including our ability to:

-	properly identify and anticipate physician and patient needs;
-	develop and introduce new products and product enhancements in a timely manner;
-	avoid infringing upon the intellectual property rights of third-parties;
-	demonstrate, if required, the safety and efficacy of new products with data from preclinical studies and clinical trials;
-	obtain the necessary regulatory clearances or approvals for expanded indications, new products or product modifications;
-	be fully FDA-compliant with marketing of new devices or modified products;
-	provide adequate training to potential users of our products;
-	receive adequate coverage and reimbursement for procedures performed with our products; and
-	develop an effective and dedicated sales and marketing team.

If we are not successful in expanding our indications and developing and commercializing new products and product enhancements, our ability to increase our revenue may be impaired, which could have a material adverse effect on our business, financial condition and results of operations. Our financial results may fluctuate significantly and may not fully reflect the underlying performance of our business. Our quarterly and annual results of operations may vary significantly in the future, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results of any one quarter or period should not be relied upon as an indication of future performance. Our quarterly and annual financial results may fluctuate as a result of a variety of factors, many of which are outside our control and, as a result, may not fully reflect the underlying performance of our business. One such factor includes seasonal variations in our sales.

Other factors that may cause fluctuations in our quarterly and annual results include:

-	patient and physician adoption of our DeltaWave device;
-	changes in coverage policies by third-party payors that affect the reimbursement of procedures using our products;
-	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;
-	unanticipated pricing pressure;
-	the hiring, retention and continued productivity of our sales representatives;
-	our ability to expand the geographic reach of our sales and marketing efforts;
-	our ability to obtain regulatory clearance or approval for any products in development or for our current products for additional indications or in additional countries outside the United States;
-	results of clinical research and trials on our existing products and products in development;
-	delays in receipt of anticipated purchase orders;
-	delays in, or failure of, component and raw material deliveries by our suppliers; and
-	positive or negative coverage in the media or clinical publications of our products or products of our competitors or our industry.

Because our quarterly and annual results may fluctuate, period-to-period comparisons may not be the best indication of the underlying results of our business and should only be relied upon as one factor in determining how our business is performing. These fluctuations may also increase the likelihood that we will not meet our forecasted performance, which could negatively affect the market price for our common stock. Our results of operations could be materially harmed if we are unable to accurately forecast customer demand for our DeltaWave device and manage our inventory. To ensure adequate inventory supply, we must forecast inventory needs and place orders with our suppliers based on our estimates of future demand for our DeltaWave device. Our ability to accurately forecast demand for our DeltaWave device could be negatively affected by many factors, including our failure to accurately manage our expansion strategy, product introductions by competitors, an increase or decrease in customer demand for our DeltaWave device or for products of our competitors, our failure to accurately forecast customer acceptance of new products, unanticipated changes in general market conditions or regulatory matters and weakening of economic conditions or consumer confidence in future economic conditions. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs, which would cause our gross margin to be adversely affected and could impair the strength of our brand. Conversely, if we underestimate customer demand for our DeltaWave device, our third-party contract manufacturers may not be able to deliver products to meet our requirements, and this could result in damage to our reputation and customer relationships. In addition, if we experience a significant increase in demand, additional supplies of raw materials or additional manufacturing capacity may not be available when required on terms that are acceptable to us, or at all, or suppliers or our third-party manufacturers may not be able to allocate sufficient capacity in order to meet our increased requirements, which could have an adverse effect on our ability to meet customer demand for our DeltaWave device and our results of operations.

We seek to maintain sufficient levels of inventory in order to protect ourselves from supply interruptions. As a result, we are subject to the risk that a portion of our inventory will become obsolete or expire, which could have a material adverse effect on our earnings and cash flows due to the resulting costs associated with the inventory impairment charges and costs required to replace such inventory.

We will rely on a limited number of third-party suppliers and contract manufacturers for the manufacture and assembly of our products, and a loss or degradation in performance of these suppliers and contract manufacturers could have a material adverse effect on our business, financial condition and results of operations. We will rely on third-party suppliers and contract manufacturers for the raw materials and components used in our DeltaWave device and to manufacture and assemble our products. Any of our suppliers or our third-party contract manufacturers may be unwilling or unable to supply the necessary materials and components or manufacture and assemble our products reliably and at the levels we anticipate or that are required by the market. Our ability to supply our products commercially and to develop any future products depends, in part, on our ability to obtain these materials, components and products in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing. Our manufacturers may decide in the future to discontinue or reduce the level of business they conduct with us. If we are required to change contract manufacturers due to any change in or termination of our relationships with these third parties, or if our manufacturers are unable to obtain the materials they need to produce our products at consistent prices or at all, we may lose sales, experience manufacturing or other delays, incur increased costs or otherwise experience impairment to our customer relationships. We cannot guarantee that we will be able to establish alternative relationships on similar terms, without delay or at all.

Establishing additional or replacement suppliers for any of these materials, components or services, if required, could be time-consuming and expensive, may result in interruptions in our operations and product delivery, may affect the performance specifications of our DeltaWave device or could require that we modify its design. Even if we are able to find replacement suppliers or third-party contract manufacturers, we will be required to verify that the new supplier or third-party manufacturer maintains facilities, procedures and operations that comply with our quality expectations and applicable regulatory requirements. Furthermore, our contract manufacturers could require us to move to another one of their production facilities or use alternative materials or components. Any of these events could require that we obtain a new regulatory authority approval before we implement the change, which could result in further delay and which may not be obtained at all. While we seek to maintain sufficient levels of inventory as discussed above, those inventories may not fully protect us from supply interruptions.

If our third-party suppliers fail to deliver the required commercial quantities of materials on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement suppliers capable of production at a substantially equivalent cost in substantially equivalent volumes and quality on a timely basis, the continued commercialization of our DeltaWave device, the supply of our products to customers and the development of any future products will be delayed, limited or prevented, which could have material adverse effect on our business, financial condition and results of operations.

Performance issues, service interruptions or price increases by our shipping carriers could adversely affect our business and harm our reputation and ability to provide our services on a timely basis. Expedited, reliable shipping will be essential to our operations. We will rely heavily on providers of transport services for reliable and secure point-to-point transport of our DeltaWave device to our customers and for tracking of these shipments. Should a carrier encounter delivery performance issues such as loss, damage or destruction of any systems, it would be costly to replace such systems in a timely manner and such occurrences may damage our reputation and lead to decreased demand for our DeltaWave device and increased cost and expense to our business. In addition, any significant increase in shipping rates could adversely affect our operating margins and results of operations. Similarly, strikes, severe weather, natural disasters or other service interruptions affecting delivery services we use would adversely affect our ability to process orders for our DeltaWave device on a timely basis.

Consolidation in the healthcare industry or group purchasing organizations could lead to demands for price concessions, which may affect our ability to sell our products at prices necessary to support our current business strategies. Healthcare costs have risen significantly over the past decade, which has resulted in or led to numerous cost reform initiatives by legislators, regulators and third-party payors. Cost reform has triggered a consolidation trend in the healthcare industry to aggregate purchasing power, which may create more requests for pricing concessions in the future. Additionally, group purchasing organizations, independent delivery networks and large single accounts may continue to use their market power to consolidate purchasing decisions for hospitals and ASCs. We expect that market demand, government regulation, third-party coverage and reimbursement policies and societal pressures will continue to change the healthcare industry worldwide, resulting in further business consolidations and alliances among our customers, which may exert further downward pressure on the prices of our products.

We have limited experience marketing and selling our DeltaWave device, and if we are unable to expand, manage and maintain our direct sales and marketing organization we may not be able to generate revenue growth. We have not commenced sales of our DeltaWave device and as a result, we have no experience in marketing and selling our DeltaWave device. We intend to sell our DeltaWave device through a direct sales force that targets ENT physicians and sleep centers in the United States and Europe, and also utilize various direct-to-patient marketing initiatives, including paid search, radio, social media and online videos. Our operating results will be directly dependent upon the efforts of these employees. If our direct sales force fails to adequately promote, market and sell our DeltaWave device and obtain reimbursement for it, our revenue may be adversely affected.

In order to generate revenue, we plan to engage a direct sales organization. This may require us to split or adjust sales territories, which may adversely affect our ability to retain customers in those territories. Additionally, our future success will depend largely on our ability to continue to hire, train, retain and motivate skilled sales and reimbursement personnel with significant industry experience and technical knowledge of sleep apnea devices and related products. Because the competition for their services is high, we cannot assure you we will be able to hire and retain additional personnel on favorable or commercially reasonable terms, if at all. Failure to hire or retain qualified sales and reimbursement personnel would prevent us from expanding our business and generating revenue. If we are unable to expand our sales and marketing capabilities, e be able to effectively commercialize our DeltaWave device, which could have an adverse effect on our business, financial condition and results of operations.

Our ability to maintain our competitive position depends on our ability to attract and retain senior management and other highly qualified personnel. Our success will depend in part on our ability to attract, retain and motivate highly qualified management and other personnel. We are highly dependent upon our management team, Thomas J. Wood, our Chief Executive Officer, and Russell F. Bird, our President. The replacement of any of our management team likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives and could therefore have an adverse effect on our business. In addition, we do not carry any “key person” insurance policies that could offset potential loss of service under applicable circumstances.

We face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business. We may not be able to maintain adequate product liability insurance. Our business exposes us to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices. This risk exists even if a device is cleared or approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA or an applicable foreign regulatory authority. Our DeltaWave device is designed to affect, and any future products will be designed to affect, important bodily functions and processes. Any side effects, manufacturing defects, misuse or abuse associated with our DeltaWave device could result in patient injury or death. The medical device industry has historically been subject to extensive litigation over product liability claims, and we cannot offer any assurance that we will not face product liability suits. We may be subject to product liability claims if our DeltaWave device causes, or merely appears to have caused, patient injury or death. In addition, an injury that is caused by the activities of our suppliers, such as those who provide us with components and raw materials, may be the basis for a claim against us. Product liability claims may be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with our DeltaWave device, among others. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities and reputational harm. In addition, regardless of merit or eventual outcome, product liability claims may result in:

-	costs of litigation;
-	distraction of management’s attention from our primary business;
-	the inability to commercialize our DeltaWave device or new products;
-	decreased demand for our DeltaWave device;
-	damage to our business reputation;
-	product recalls or withdrawals from the market;
-	withdrawal of clinical trial participants;
-	substantial monetary awards to patients or other claimants; or
-	loss of sales.

While we may attempt to manage our product liability exposure by proactively recalling or withdrawing from the market any defective products, any recall or market withdrawal of our products may delay the supply of those products to our customers and may impact our reputation. We can provide no assurance that we would be successful in initiating appropriate market recall or market withdrawal efforts that may be required in the future or that these efforts will have the intended effect of preventing product malfunctions and the accompanying product liability that may result. Such recalls and withdrawals may also be used by our competitors to harm our reputation for safety or be perceived by patients as a safety risk when considering the use of our products, either of which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to obtain insurance at an acceptable cost or on acceptable terms or otherwise protect against potential product liability claims, we could be exposed to significant liabilities. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations.

If the quality of our DeltaWave device does not meet the expectations of physicians or patients, then our brand and reputation or our business could be adversely affected. In the course of conducting our business, we must adequately address quality issues that may arise with our DeltaWave device, including defects in third-party components included in our DeltaWave device. In addition, even in the absence of quality issues, we may be subject to claims and liability if the performance of our DeltaWave device does not live up to the expectations of physicians or patients as a result of the patient’s use of the product. If the quality of our DeltaWave device does not meet the expectations of physicians or patients, then our brand and reputation with those physicians or patients, or our business, financial condition and results of operations, could be adversely affected.

If we choose to acquire new and complementary businesses, products or technologies, we may be unable to complete these acquisitions or to successfully integrate them in a cost-effective and non-disruptive manner. Our success depends, in part, on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures and advances in technologies. Accordingly, although we have no current commitments with respect to any acquisition or investment, we may in the future pursue the acquisition of, or joint ventures relating to, complementary businesses, products or technologies instead of developing them ourselves. We do not know if we will be able to successfully complete any future acquisitions or joint ventures, or whether we will be able to successfully integrate any acquired business, product or technology or retain any key employees related thereto. Integrating any business, product or technology we acquire could be expensive and time-consuming, disrupt our ongoing business and distract our management. If we are unable to integrate any acquired businesses, products or technologies effectively, our business will be adversely affected. In addition, any amortization or charges resulting from the costs of acquisitions could increase our expenses.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations. Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the global financial crisis, could result in a variety of risks to our business, including weakened demand for our DeltaWave device, and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our manufacturers or suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the economic climate and financial market conditions could adversely affect our business.

Failure of a key information technology system, process or site could have an adverse effect on our business. We will rely extensively on information technology systems to conduct our business. These systems affect, among other things, ordering and managing materials from suppliers, shipping products to customers, processing transactions, summarizing and reporting results of operations, complying with regulatory, legal or tax requirements, data security and other processes necessary to manage our business. If our systems are damaged or cease to function properly due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively compensate on a timely basis, we may experience interruptions in our operations, which could have an adverse effect on our business.

In addition, we accept payments for many of our sales through credit and debit card transactions, which are handled through a third-party payment processor. As a result, we are subject to a number of risks related to credit and debit card payments. As a result of these transactions, we pay interchange and other fees, which may increase over time and could require us to either increase the prices we charge for our DeltaWave device or experience an increase in our costs and expenses. In addition, as part of the payment processing process, we transmit our customers’ credit and debit card information to our third-party payment processor. We may in the future become subject to lawsuits or other proceedings for purportedly fraudulent transactions arising out of the actual or alleged theft of our customers’ credit or debit card information if the security of our third-party credit card payment processor is breached. We and our third-party credit card payment processor are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we or our third-party credit card payment processor fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, and there may be an adverse effect on our business.

We are subject to anti-bribery, anti-corruption, and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, results of operations and financial condition.

As we grow our international presence and global operations, we will have increasing obligations to comply with trade and economic sanctions and other restrictions imposed by the United States, the European Union and other governments and organizations. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the U.S. Foreign Corrupt Practices Act, or the FCPA, and other federal statutes and regulations, including those established by the Office of Foreign Assets Control, or OFAC. In addition, the U.K. Bribery Act of 2010, or the Bribery Act, prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that “fails to prevent bribery” by anyone associated with the organization can be charged under the Bribery Act unless the organization can establish the defense of having implemented “adequate procedures” to prevent bribery. Under these laws and regulations, as well as other anti-corruption laws, anti-money laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations would negatively affect our business, financial condition and results of operations.

We bear the risk of warranty claims on our DeltaWave device. We bear the risk of warranty claims on our DeltaWave device. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer or that any recovery from such vendor or supplier would be adequate. In addition, warranty claims brought by our customers related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expires, which could result in costs to us.

We may need substantial additional funding beyond our existing cash resources and the proceeds from this offering and may be unable to raise capital when needed, which could force us to delay or reduce our commercialization efforts or product development programs. We believe that the net proceeds from this offering will be sufficient to meet our capital requirements and fund our operations for at least 12 months. However, we have based these estimates on assumptions that may prove to be incorrect, and we could spend our available financial resources much faster than we currently expect. Any future funding requirements will depend on many factors, including:

-	patient, physician and market acceptance of our DeltaWave device;
-	the cost of filing and prosecuting patent applications and defending and enforcing our patent or other intellectual property rights;
-	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patents or other intellectual property rights;
-	the cost and timing of additional regulatory clearances or approvals;
-	the cost and timing of establishing additional sales and marketing capabilities;
-	costs associated with any product recall that may occur;
-	the effect of competing technological and market developments;
-	the extent to which we acquire or invest in products, technologies and businesses, although we currently have no commitments or agreements relating to any of these types of transactions; and
-	the costs of operating as a public company.

Any additional equity or debt financing that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds by selling additional shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock after this offering (including through the exercise by the underwriters of their option to purchase additional shares of our common stock), the issuance of such securities will result in dilution to our stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Furthermore, investors purchasing any securities we may issue in the future may have rights superior to your rights as a holder of our common stock.

In addition, any future debt financing into which we enter may impose upon us covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. If we raise additional funds through collaboration and licensing arrangements with third-parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us.

Furthermore, we cannot be certain that additional funding will be available on acceptable terms, if at all. If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products or license to third-parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products or cease operations. Any of these factors could harm our business, financial condition and results of operations.

If we fail to successfully manage our new product development or if we fail to anticipate the issues associated with such development or expansion, our business may suffer. We have one patent pending for DeltaWave. Our ability to anticipate and manage a variety of issues associated with any new product development or market expansion, such as:

-	market acceptance; and
-	effective management of our applications and other products

Our business would suffer if we fail to successfully anticipate and manage these issues associated with product development publishing and you may lose all or part of your investment.

If we cannot attract customers, we will not generate revenues and our business will fail. As of the date of this Offering Circular, we have not generated any revenue. If our business fails, you will lose all or part of your investment.

We may encounter difficulties managing our planned growth, which would adversely affect our business and could result in increasing costs as well as a decrease in our stock price. We intend to establish a customer base and develop new products for them. To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base to meet new opportunities. Because of the registration of our securities, we are subject to reporting and disclosure obligations, and we anticipate that we will hire additional finance and administrative personnel to address these obligations. In addition, the anticipated growth of our business will place a significant strain on our existing managerial and financial resources. If we cannot effectively manage our growth, our business may be harmed.

Because we do not have an audit committee, shareholders will have to rely on the directors, who are not independent, to perform these functions. We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the board of directors as a whole. The members of the Board of Directors are not independent directors. Thus, there is a potential conflict in that the board members are also engaged in management and participate in decisions concerning management compensation and audit issues that may affect management performance.

Failure to protect our proprietary technology and intellectual property rights could substantially harm our business and results of operations. Our success depends to a significant degree on our ability to protect our proprietary technology, methodologies, know-how and our brand. We will rely on a combination of contractual restrictions, and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights. However, the steps we will take to protect our intellectual property may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. If we fail to protect our intellectual property rights adequately, our competitors may gain access to our technology and our business may be harmed. In addition, defending our intellectual property rights might entail significant expense. We may be unable to prevent third parties from acquiring domain names or trademarks that are similar to, infringe upon, or diminish the value of our trademarks and other proprietary rights.

As we grow our business, our plan is to enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other parties. No assurance can be given that these agreements will be effective in controlling access to and distribution of our proprietary information. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products, impair the functionality of our products, delay introductions of new products, result in our substituting inferior or more costly technologies into our products, or injure our reputation.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights. In recent years, there has been significant litigation involving patents and other intellectual property rights in the software industry. Companies providing software are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, we face a higher risk of being the subject of intellectual property infringement claims. We do not currently have a patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. The risk of patent litigation has been amplified by the increase in the number of a type of patent holder, which we refer to as a non-practicing entity, whose sole business is to assert such claims and against whom our own intellectual property portfolio may provide little deterrent value. We could incur substantial costs in prosecuting or defending any intellectual property litigation. If we sue to enforce our rights or are sued by a third party that claims that our solution infringes its rights, the litigation could be expensive and could divert our management resources. As of the date of this offering circular, we have not received any written notice of an infringement claim, invitation to license, or other intellectual property infringement action.

Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

-	Cease selling or using products that incorporate the intellectual property that we allegedly infringe;
-	Make substantial payments for legal fees, settlement payments or other costs or damages;
-	Obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or
-	Redesign the allegedly infringing products to avoid infringement, which could be costly, time-consuming or impossible.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or actions could harm our business.

Our Articles of Incorporation and Bylaws and certain provisions of Nevada law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in the stockholders’ interest. Our Articles of Incorporation and Bylaws and certain provisions of Nevada State law could have the effect of making it more difficult or more expensive for a third party to acquire, or from discouraging a third party from attempting to acquire, control of the Company, even when these attempts may be in the best interests of our stockholders. For example, we are governed by Section 203 of the Nevada General Corporation Law. In general, Section 203 prohibits a public Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, fifteen percent (15%) or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Limitations of director liability and indemnification of directors, officers and employees. Our Articles of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

-	breach of their duty of loyalty to us or our stockholders;
-	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
-	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided n Section 174 of the Nevada General Corporation Law; or
-	transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our corporate bylaws (“Bylaws”) provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these Bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Risks Related to Government Regulation

Our products are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business. We and our products are subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts. The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market approval studies; and product import and export.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. The FDA enforces these regulatory requirements through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances or approvals; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

We may not receive the necessary clearances or approvals for our future products or expanded indications, and failure to timely obtain necessary clearances or approvals for our future products or expanded indications would adversely affect our ability to grow our business. An element of our strategy is to continue to upgrade our products, add new features and expand the indications and uses for our current products. In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing product, we must first receive either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA, or approval of a pre-market approval application, or PMA, from the FDA, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. In the process of obtaining PMA approval, which was required for our DeltaWave device, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.

Modifications to products that are approved through a PMA application generally require FDA approval. Similarly, certain modifications made to products cleared through a 510(k) may require a new 510(k) clearance. Both the PMA approval and the 510(k) clearance process can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months but can last longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is filed with the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory approvals could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the device, which may limit the market for the device.

In the United States, we obtained approval of our DeltaWave device through the PMA pathway in June 2008. Any modification to the DeltaWave device that has not been previously approved may require us to submit a new PMA or PMA supplement and obtain FDA approval prior to implementing the change. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

-	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our products are safe or effective for their intended uses;
-	the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;
-	serious and unexpected adverse device effects experienced by participants in our clinical trials;
-	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;
-	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;
-	the manufacturing process or facilities we use may not meet applicable requirements; and
-	the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new approvals, increase the costs of compliance or restrict our ability to maintain our current approval. For example, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-clearance and approval. Some of these proposals and reforms could impose additional regulatory requirements upon us that could delay our ability to obtain new approvals, increase the costs of compliance or restrict our ability to maintain our current approval.

In order to sell our products in member countries of the EEA our products must comply with the essential requirements of the European Union Medical Devices Directive (Council Directive 93/42/EEC) and the Active Implantable Medical Devices Directive (Council Directive 90/385/EEC). Compliance with these requirements is a prerequisite to be able to affix the Conformité Européene, or CE, mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the European Union Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a Notified Body. Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If we fail to remain in compliance with applicable European laws and directives, we would be unable to continue to affix the CE mark to our products, which would prevent us from selling them within the EEA.

Modifications to our products may require us to obtain new PMA approvals or approvals of a PMA supplement, and if we market modified products without obtaining necessary approvals, we may be required to cease marketing or recall the modified products until required approvals are obtained. Certain modifications to a PMA-approved device may require approval of a new PMA or a PMA supplement, or alternatively a notification or other submission to the FDA. The FDA may not agree with our decisions regarding whether a new PMA or PMA supplement is necessary. We may make modifications to our approved devices in the future that we believe do not require approval of a new PMA or PMA supplement. If the FDA disagrees with our determination and requires us to submit a new PMA or PMA supplement for modifications to our previously approved products, we may be required to cease marketing or to recall the modified product until we obtain approval, and we may be subject to significant regulatory fines or penalties. In addition, the FDA may not approve our products for the indications that are necessary or desirable for successful commercialization or could require clinical trials to support any modifications. Any delay or failure in obtaining required approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market. Even though we have obtained approval for the DeltaWave device, we are subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, registration, and listing of devices. For example, we must submit periodic reports to the FDA as a condition of PMA approval. These reports include safety and effectiveness information about the device after its approval. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

In addition, the PMA approval for our DeltaWave device was subject to several conditions of approval, including a post-market long-term study and extended follow-up of the pre-market study cohort. Though we believe we have complied with these conditions to date, any failure to comply with the conditions of approval could result in the withdrawal of PMA approval and the inability to continue to market the device. Failure to conduct the required studies in accordance with institutional review board, or IRB, and informed consent requirements, or adverse findings in these studies, could also be grounds for withdrawal of approval of the PMA.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory approval to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

-	untitled letters or warning letters;
-	fines, injunctions, consent decrees and civil penalties;
-	recalls, termination of distribution, administrative detention, or seizure of our products;
-	customer notifications or repair, replacement or refunds;
-	operating restrictions or partial suspension or total shutdown of production;
-	delays in or refusal to grant our requests for future PMA approvals or foreign regulatory approvals of new products, new intended uses, or modifications to existing products;
-	withdrawals or suspensions of our current PMA or foreign regulatory approvals, resulting in prohibitions on sales of our products;
-	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and
-	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

Our products must be manufactured in accordance with federal and state regulations, and we or any of our suppliers or third-party manufacturers could be forced to recall our installed systems or terminate production if we fail to comply with these regulations. The methods used in, and the facilities used for, the manufacture of our products must comply with the FDA’s Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us or our employees.

Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

If treatment guidelines for sleep apnea change or the standard of care evolves, we may need to redesign and seek new marketing authorization from the FDA for one or more of our products. If treatment guidelines for sleep apnea changes or the standard of care for this condition evolves, we may need to redesign the applicable product and seek new approvals from the FDA. Our PMA approvals from the FDA will be based on the then current treatment guidelines. If treatment guidelines change so that different treatments become desirable, the clinical utility of one or more of products could be reduced or eliminated.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us. We are subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals for the device before we may market or distribute the corrected device. Seeking such approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

If we do not obtain and maintain international regulatory registrations or approvals for our products, we will be unable to market and sell our products outside of the United States. Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the approval of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations or approvals, can be expensive and time-consuming, and we may not receive regulatory approvals in each country in which we plan to market our products, or we may be unable to do so on a timely basis. The time required to obtain registrations or approvals, if required by other countries, may be longer than that required for FDA approval, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Regulatory approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, and registration, clearance or approval by one or more foreign regulatory authorities does not ensure registration, clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the European Union, or EU, may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after clearance or approval is obtained. From time to time, legislation is drafted and introduced in the United States Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation.

The Medical Devices Regulation will become applicable three years after publication (in 2020). Once applicable, the new regulations will among other things:

-	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;
-	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;
-	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;
-	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU;
-	strengthened rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

We are subject to certain federal, state and foreign fraud and abuse laws, health information privacy and security laws and transparency laws, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

There are numerous U.S. federal and state, as well as foreign, laws pertaining to healthcare fraud and abuse, including anti-kickback, false claims and physician transparency laws. Our business practices and relationships with providers are subject to scrutiny under these laws. We may also be subject to privacy and security regulation related to patient, customer, employee and other third-party information by both the federal government and the states and foreign jurisdictions in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include, but are not limited to:

-	The federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual or furnishing or arranging for a good or service, for which payment may be made, in whole or in part, under federal healthcare programs, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. The U.S. government has interpreted this law broadly to apply to the marketing and sales activities of manufacturers. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $100,000 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines of up to $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid;

-	The federal civil and criminal false claims laws and civil monetary penalties laws, including the federal civil False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal healthcare programs that are false or fraudulent. These laws can apply to manufacturers who provide information on coverage, coding, and reimbursement of their products to persons who bill third-party payers. Private individuals can bring False Claims Act “qui tam” actions, on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties ranging from $11,181 to $22,363 for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

-	The federal Civil Monetary Penalties Law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;

-	The Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

-	The federal Physician Sunshine Act under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively referred to as the Affordable Care Act, which require certain applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, or CHIP, to report annually to the DHHS Centers for Medicare and Medicaid Services, or CMS, information related to payments and other transfers of value to physicians, certain other healthcare providers, and teaching hospitals, and applicable manufacturers and group purchasing organizations, to report annually ownership and investment interests held by physicians and their immediate family members. Applicable manufacturers are required to submit annual reports to CMS. Failure to submit required information may result in civil monetary penalties of $11,052 per failure up to an aggregate of $165,786 per year (or up to an aggregate of $1.105 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests that are not timely, accurately, and completely reported in an annual submission, and may result in liability under other federal laws or regulations;

-	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH Act, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans and healthcare clearinghouses as well as their business associates that perform services for them that involve individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization, including mandatory contractual terms as well as directly applicable privacy and security standards and requirements. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $55,910 per violation, not to exceed $1.68 million per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. State attorneys general can also bring a civil action to enjoin a HIPAA violation or to obtain statutory damages on behalf of residents of his or her state; and

-	Analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers or patients; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm customers, foreign and state laws, including the EU General Data Protection Regulation, or GDPR, governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts; and state laws related to insurance fraud in the case of claims involving private insurers.

These laws and regulations, among other things, constrain our business, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians or other potential purchasers of our products. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws.

To enforce compliance with the healthcare regulatory laws, certain enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time-and resource-consuming and can divert management’s attention from the business. Additionally, as a result of these investigations, healthcare providers and entities may have to agree to additional compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity and be costly to respond to. If our operations are found to be in violation of any of the healthcare laws or regulations described above or any other healthcare regulations that apply to us, we may be subject to penalties, including administrative, civil and criminal penalties, damages, fines, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, imprisonment, contractual damages, reputational harm, disgorgement and the curtailment or restructuring of our operations.

We may be subject to, or may in the future become subject to, U.S. federal, state, and foreign laws and regulations imposing obligations on how we collect, store and process personal information. Our actual or perceived failure to comply with such obligations could harm our business. Ensuring compliance with such laws could also impair our efforts to maintain and expand our customer base, and thereby decrease our revenue. In the conduct of our business, we may at times process personal data, including health-related personal data. The U.S. federal government and various states have adopted or proposed laws, regulations, guidelines and rules for the collection, distribution, use and storage of personal information of individuals. We may also be subject to U.S. federal rules, regulations and guidance concerning data security for medical devices, including guidance from the FDA. State privacy and security laws vary from state to state and, in some cases, can impose more restrictive requirements than U.S. federal law. Where state laws are more protective, we must comply with the stricter provisions. In addition to fines and penalties that may be imposed for failure to comply with state law, some states also provide for private rights of action to individuals for misuse of personal information.

The EU also has laws and regulations dealing with the collection, use and processing of personal data obtained from individuals in the EU, which are often more restrictive than those in the United States and which restrict transfers of personal data to the United States unless certain requirements are met. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. In addition, these rules are constantly under scrutiny. For example, following a decision of the Court of Justice of the European Union in October 2015, transferring personal data to U.S. companies that had certified as members of the U.S. Safe Harbor Scheme was declared invalid. In July 2016 the European Commission adopted the U.S.-EU Privacy Shield Framework which replaces the Safe Harbor Scheme. However, this Framework is under review and there is currently litigation challenging other EU mechanisms for adequate data transfers (i.e., the standard contractual clauses). It is uncertain whether the Privacy Shield Framework and/or the standard contractual clauses will be similarly invalidated by the European courts. We rely on a mixture of mechanisms to transfer personal data from our EU business to the United States and could be impacted by changes in law as a result of a future review of these transfer mechanisms by European regulators under the GDPR, as well as current challenges to these mechanisms in the European courts.

Any actual or perceived failure by us or the third parties with whom we work to comply with privacy or security laws, policies, legal obligations or industry standards, or any security incident that results in the unauthorized release or transfer of personally identifiable information, may result in governmental enforcement actions and investigations including by European Data Protection Authorities and U.S. federal and state regulatory authorities, fines and penalties, litigation and/or adverse publicity, including by consumer advocacy groups, and could cause our customers, their patients and other healthcare professionals to lose trust in us, which could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

Healthcare policy changes, including recently enacted legislation reforming the U.S. healthcare system, could harm our business, financial condition and results of operations. In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. In March 2010, the Affordable Care Act was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the Affordable Care Act:

-	imposed an annual excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions (described in more detail below), although the effective rate paid may be lower. Through a series of legislative amendments, the tax was suspended for 2016 through 2019. Absent further legislative action, the device excise tax will be reinstated on medical device sales starting January 1, 2020;
-	established a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research;
-	implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models; and
-	expanded the eligibility criteria for Medicaid programs.

We do not yet know the full impact that the Affordable Care Act will have on our business. The taxes imposed by the Affordable Care Act and the expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to us, lower reimbursement by payors for our DeltaWave device, and/or reduced medical procedure volumes, all of which may have a material adverse effect on our business, financial condition and results of operations. The Trump Administration and the U.S. Congress may take further action regarding the Affordable Care Act, including, but not limited to, repeal or replacement. Most recently, the Tax Cuts and Jobs Act of 2017 was enacted, which, among other things, removes penalties for not complying with the individual mandate to carry health insurance. Additionally, all or a portion of the Affordable Care Act and related subsequent legislation may be modified, repealed or otherwise invalidated through judicial challenge, which could result in lower numbers of insured individuals, reduced coverage for insured individuals and adversely affect our business.

We expect additional state and federal healthcare policies and reform measures to be adopted in the future, any of which could limit reimbursement for healthcare products and services or otherwise result in reduced demand for our DeltaWave device or additional pricing pressure and have a material adverse effect on our industry generally and on our customers. Any changes of, or uncertainty with respect to, future coverage or reimbursement rates could affect demand for our DeltaWave device, which in turn could impact our ability to successfully commercialize our DeltaWave device and could have a material adverse effect on our business, financial condition and results of operations.

The clinical trial process required to obtain regulatory approvals is lengthy and expensive with uncertain outcomes. If clinical studies of our future products do not produce results necessary to support regulatory clearance or approval in the United States or, with respect to our current or future products, elsewhere, we will be unable to expand the indications for or commercialize these products and may incur additional costs or experience delays in completing, or ultimately be unable to complete, the commercialization of those products.

We will need to obtain PMA approval for any future other products we develop. In order to obtain PMA approval for a device, the sponsor must conduct well-controlled clinical trials designed to assess the safety and efficacy of the product candidate. Conducting clinical trials is a complex and expensive process, can take many years, and outcomes are inherently uncertain. We incur substantial expense for, and devote significant time to, clinical trials but cannot be certain that the trials will ever result in commercial revenue. We may experience significant setbacks in clinical trials, even after earlier clinical trials showed promising results, and failure can occur at any time during the clinical trial process. Any of our products may malfunction or may produce undesirable adverse effects that could cause us or regulatory authorities to interrupt, delay or halt clinical trials. We, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time to avoid exposing trial participants to unacceptable health risks.

Risks Related to Our Organization and Structure

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Risks Related to a Purchase of the Offered Shares

We may seek capital that may result in shareholder dilution or that may have rights senior to those of our common stock, including the Offered Shares. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our common stock is a “Penny Stock,” which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

It is possible that our common stock will continue to be thinly traded and its market price highly volatile. Our common stock is quoted in the over-the-counter market under the symbol “RMSL” in the OTC Pink marketplace of OTC Link. For over the past five years, our common stock has traded sporadically and has been extremely limited in nature. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low-priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon.

The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

-	quarterly variations in our operating results;
-	operating results that vary from the expectations of investors;
-	changes in expectations as to our future financial performance, including financial estimates by investors;
-	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
-	changes in our capital structure;
-	announcements of innovations or new products by us or our competitors;
-	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
-	lack of success in the expansion of our business operations;
-	third-party announcements of claims or proceedings against us or adverse developments in pending proceedings;
-	additions or departures of key personnel;
-	asset impairment;
-	temporary or permanent inability to offer products or services; and
-	rumors or public speculation about any of the above factors.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. Our current shareholders, including our management, hold shares of our restricted common stock, but will be able to sell their shares in the market. In general, our officers and directors and 10% shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

As of the date of this Offering Circular, there is a total of 2,159,796,014 shares of our common stock reserved for issuance upon conversion of the currently convertible portions of convertible debt instruments and pursuant to agreements. All such shares constitute an overhang on the market for our common stock and, if and when issued, will be issued without transfer restrictions, pursuant to certain exemptions from registration, and could reduce prevailing market prices for our common stock. Also, in the future, we may also issue securities in connection with our obtaining needed capital or an acquisition transaction. The amount of shares of our common stock issued in connection with any such transaction could constitute a material portion of our then-outstanding shares of common stock.

The outstanding shares of our Series A Preferred Stock and Series B Preferred Stock currently effectively preclude current and future owners of our common stock from influencing any corporate decision. Our officers, Thomas J. Wood and Russell F. Bird, own, collectively, 100% of the outstanding shares of our Series A Preferred Stock and Series B Preferred Stock. Each share of the Series B Preferred Stock has the vote equivalency of 25 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class; each share of the Series B Preferred Stock has the vote equivalency of 100 shares of our common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class. Messrs. Wood and Bird will, therefore, be able effectively to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. This control of the outstanding Series A Preferred Stock and Series B Preferred Stock may also delay or prevent a future change of control of our company at a premium price, if Messrs. Wood and Bird oppose it.

Future issuances of debt securities and equity securities could negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing shareholders. In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends. Upon liquidation, it is possible that holders of our debt securities and other loans and preferred stock would receive a distribution of our available assets before common shareholders. We are not required to offer any such additional debt or equity securities to existing shareholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, would dilute the holdings of our existing common shareholders and such issuances, or the perception of such issuances, could reduce the market price of shares of our common stock.

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward-looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection, in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net pro forma as adjusted tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of March 31, 2021, was $(723,916) (unaudited), or $(0.0016) per share.

Taking into effect the issuance of 83,179,946 shares subsequent to March 31, 2021, the tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares
Offering price per share	$	[$0.01-$0.05]
Net tangible book value per share as of March 31, 2021 (unaudited)		$(0.0016)
Increase in net tangible book value per share after giving effect to this offering		[$0.0043-$0.0185]
Pro forma net tangible book value per share as of March 31, 2021		[$0.0027-$0.0169]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering		[$0.0073-$0.0331]

Assuming the Sale of 75% of the Offered Shares
Offering price per share	$	[$0.01-$0.05]
Net tangible book value per share as of March 31, 2021 (unaudited)		$(0.0016)
Increase in net tangible book value per share after giving effect to this offering		[$0.0035-$0.0152]
Pro forma net tangible book value per share as of March 31, 2021		[$0.0019-$0.0136]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering		[$0.0081-$0.0364]

Assuming the Sale of 50% of the Offered Shares
Offering price per share	$	[$0.01-$0.05]
Net tangible book value per share as of March 31, 2021 (unaudited)		$(0.0016)
Increase in net tangible book value per share after giving effect to this offering		[$0.0027-$0.0113]
Pro forma net tangible book value per share as of March 31, 2021		[$0.0011-$0.0097]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering		[$0.0089-$0.0403]

Assuming the Sale of 25% of the Offered Shares
Offering price per share	$	[$0.01-$0.05]
Net tangible book value per share as of March 31, 2021 (unaudited)		$(0.0016)
Increase in net tangible book value per share after giving effect to this offering		[$0.0016-$0.0064]
Pro forma net tangible book value per share as of March 31, 2021		[$0.0000-$0.0048]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering		[$0.0100-$0.0452]

USE OF PROCEEDS

The table below sets forth the estimated net proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%		50%		75%		100%
Offered Shares sold		72,500,000		145,000,000		217,500,000		290,000,000
Gross proceeds	$	[725,000-3,625,000]	$	[1,450,000-7,250,000]	$	[2,175,000-10,875,000]	$	[2,900,000-14,500,000]
Offering expenses		$15,000		$15,000		$15,000		$15,000
Net proceeds	$	[710,000-3,610,000]	$	[1,435,000-7,235,000]	$	[2,160,000-10,860,000]	$	[2,885,000-14,485,000]

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%		50%		75%		100%
Marketing and Advertising	$	[279,300-1,419,300]	$	[564,300-2,844,300]	$	[849,300-4,269,300]	$	[1,134,300-5,694,300]
Inventory		[102,900-522,900]		[207,900-1,047,900]		[312,900-1,572,900]		[417,900-2,097,900]
Lab Studies/Testing		[73,500-373,500]		[148,500-748,500]		[223,500-1,123,500]		[298,500-1,498,500]
Professional Fees		[66,150-336,150]		[133,650-673,650]		[201,150-1,011,150]		[268,650-1,348,650]
Research and Development		[51,450-261,450]		[103,950-523,950]		[156,450-786,450]		[208,950-1,048,950]
Regulatory		[29,400- 149,400]		[59,400-299,400]		[89,400-449,400]		[119,400-599,400]
Working Capital		[107,300-547,300]		[217,300-1,097,300]		[327,300-1,647,300]		[437,300-2,197,300]
TOTAL	$	[710,000-3,610,000]	$	[1,435,000-7,235,000]	$	[2,160,000-10,860,000]]	$	[2,885,000-14,485,000]]

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industries in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 290,000,000 Offered Shares on a best-efforts basis, at a fixed price of $____[$0.01-$0.05] per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. Pending acceptance of an investor’s subscription agreement, funds will be placed in an escrow account. (See “Escrow Agent” below). No funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our CEO, Thomas J. Wood. Mr. Wood will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Wood is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Wood:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:
•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our website at www.remsleep.com, as well as on the SEC’s website, www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $1,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $250.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors, so long as their investment in Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of: (a) 3,000,000,000 shares of common stock, $.001 par value per share; (b) 5,000,000 shares of Series A Preferred Stock, $.001 par value per share; (c) 5,000,000 shares of Series B Preferred Stock, $.001 par value per share; and (d) 5,000,000 shares of Series C Preferred Stock, $.001 par value per share.

As of the date of this Offering Circular, there were 526,229,517 shares of our common stock issued and outstanding, held by 156 holders of record; a total of 2,159,796,014 shares of common stock reserved for issuance upon conversion of the currently convertible portions of convertible debt instruments; 5,000,000 shares of Series A Preferred Stock issued and outstanding, held by two of our officers; and 500,000 shares of Series B Preferred Stock issued and outstanding, held by two of our officers.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As of the date of this Offering Circular, our officers and directors own, directly or indirectly, a total of 53,188,988, shares, or approximately 10.11%, of our outstanding common stock, which ownership percentage would be reduced to approximately 6.52%, assuming all of the Offered Shares are sold in this offering.

However, our officers, Thomas J. Wood and Russell F. Bird, own, collectively, all of the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock and, thereby, effectively control all corporate matters relating to our company. (See “Preferred Stock” below, as well as “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our common stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not disclosed herein.

Preferred Stock

Our officers, Thomas J. Wood and Russell F. Bird, own, collectively, all of the issued and outstanding shares of our Series A Preferred Stock and Series B Preferred Stock and, thereby, effectively control all corporate matters of our company. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Series A. We are authorized to issue 5,000,000 Series A Preferred Stock, par value $.001 per share. Each share of Series A Preferred Stock is convertible into one share of common stock and has the voting power of 25 shares of common stock. The Series A Preferred Stock ranks equal to the common stock on liquidation and pays no dividend. Our current officers own an aggregate of 5,000,000 shares of Series A Preferred Stock. (See “Security Ownership of Certain Beneficial Owners and Management”).

Series B. We are authorized to issue 5,000,000 Series B Preferred Stock, par value $.001 per share. Each share of Series B Preferred Stock is convertible into 100 shares of common stock and has the voting power of 100 shares of common stock. No dividends will be paid on the Series B Preferred Stock and, in the event of liquidation, all shares of Series B Preferred Stock will automatically convert into common stock. Our current officers own an aggregate of 500,000 shares of Series B Preferred Stock. (See “Security Ownership of Certain Beneficial Owners and Management”).

Series C. We are authorized to issue 5,000,000 Series C Preferred Stock, par value $.001 per share. Each share of Series C Preferred Stock is convertible into 50 shares of common stock and has the voting power of 50 shares of common stock. No dividends will be paid on the Series C Preferred Stock and, in the event of liquidation, all shares of Series C will automatically convert into common stock. As of the date of this Offering Circular, there are no shares of Series C Preferred Stock issued and outstanding.

Common Stock Purchase Warrants

The following table summarizes the continuity of our outstanding common stock purchase warrants:

	Number of Warrants	Weighted Average Exercise Price $
Balance, December 31, 2020	15,974,026	0.00385
Issued during the Three Months Ended March 31, 2021	155,000,000	0.002
Balance, March 31, 2021	170,974,026	0.002

Convertible Promissory Notes

As of March 31, 2021, we had outstanding a total of six separate convertible promissory notes. The table below sets forth information with respect to such convertible promissory notes.

Note Holder	Date	Maturity Date	Interest	Balance 12/31/20	Additions	Conversions/ Repayments	Balance 3/31/21
Diamond Investments II LLC	8/28/2020	8/28/2021	8%	110,250	-	(55,125)	55,125
Power Up Lending Group LTD	12/18/2020	12/18/2021	10%	91,850	-	-	91,850
Granite Global Investments Ltd.	10/26/2020	11/6/2021	24.5%	-	162,798	(29,487)	133,311
Granite Global Investments Ltd.	1/6/2021	6/6/2021	12%	-	31,000	-	31,000
Granite Global Investments Ltd.	1/30/2021	6/6/2021	12%	-	36,000	-	36,000
Power Up Lending Group LTD	2/22/2021	2/22/2022	10%	-	84,150	-	84,150
			Total	$202,100	$313,948	$(84,612)	$431,436

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Action Stock Transfer Corporation, 2469 E. Fort Union Boulevard, Suite 214, Salt Lake City, Utah 84121, as the transfer agent for our common stock. Action Stock Transfer’s website is located at: www.actionstocktransfer.com. No information found on Action Stock Transfer’s website is part of this Offering Circular.

LEGAL PROCEEDINGS

General

Except as discussed, below, there are no pending legal proceedings to which our company is a party or in which any director, officer or affiliate of our company, any owner of record or beneficially of more than 5% of any class of voting securities of our company, or shareholder is a party adverse to us or has a material interest adverse to us.

On October 24, 2017, the Company was notified that a petition had been filed in the Iowa District Court for Polk County by Mr. John M. Wesson for failure to repay a loan. Mr. Wesson had loaned the Company $30,000 and $20,000 on October 24, 2012 and June 12, 2013, respectively. The loans were to accrue interest at 5%. While the Company was under previous management, the loans were removed from the books in first quarter of 2015. On April 26, 2018, the Company agreed to repay the loan in full including accrued interest and $5,000 for legal fees. The $50,000 plus $7,341 was booked to retained earnings in 2016 as a correction of an error. As of March 31, 2021, there is $45,000 and $19,896 of principal and interest due on this loan, respectively.

BUSINESS

Corporate History

We were incorporated in the State of Nevada on June 6, 2007. On August 2, 2010, we changed our name from Bella Viaggio, Inc. to Kat Gold Holdings Corp. Effective January 1, 2015, we completed an exchange agreement to purchase 100% of the outstanding interests of REMSleep LLC in exchange for 50,000,000 common shares of REMSleep Holdings, Inc.’s stock, at which time REMSleep LLC became our wholly-owned subsidiary and adopted their business of developing and distributing our sleep apnea products. On January 5, 2015, we changed our name to REMSleep Holdings, Inc. to reflect our new business model.

Overview

We are a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Our officers have 35 years of sleep-industry experience, including having been employed at sleep industry companies. Our goal is to develop sleep products that achieve optimum compliance and comfort for CPAP patients.

In May 2017, we applied for a patent with the US Patent and Trademark Office for our proprietary DeltaWave CPAP interface (“DeltaWave”), a new, innovative sleep apnea product to act as an interface for the delivery of CPAP therapy and other respiratory needs. DeltaWave is a nasal-pillow type interface designed to offer better comfort and, therefore, better compliance since it was specifically designed with unique airflow characteristics to enable patients with sleep apnea to breathe normally.

Our officers have 35 years of sleep-industry experience, including having been employed at sleep industry companies. Our officers invented the DeltaWave as an innovative new device to treat patients with sleep apnea. The patent-pending DeltaWave device is a nasal-pillows type interface that will result in better comfort and, therefore, better compliance since it was specifically designed with unique airflow characteristics to enable patients with sleep apnea to breathe normally.

A survey that appeared in DME Business found that 89% of patients stated that mask-interface comfort was their primary concern. The primary issue that we have addressed with the DeltaWave is the “work of breathing” component. We believe that our DeltaWave is designed to effectively address the stubborn issues that continue to affect a patient’s ability to comply with treatment, as follows: does not disrupt normal breathing mechanics; is not claustrophobic; causes zero work of breathing (WOB); minimizes or eliminates drying of the sinuses; uses less driving pressure; and allows users to feel safe and secure while sleeping.

Pending adequate financing, we plan to conduct clinical trials to test product effectiveness.

Market Opportunity

Sleep apnea is a serious and chronic disease that negatively impacts a patient’s sleep, health and quality of life. According to the World Health Organization, sleep apnea affects more than 100 million people worldwide. Left untreated, sleep apnea increases the risk of high blood pressure, hypertension, heart failure, stroke, coronary artery disease and other life-threatening diseases.

Ventilation is commonly used in the treatment of respiratory conditions such as sleep apnea. On such form of ventilation is a continuous positive air pressure system often referred to as a CPAP system which typically includes a mask that interfaces with a user’s mouth or nasal passages, supplying air pressure from an air flow generator that is typically located in the proximity of the user. The mask directs the flow of air into the breathing passage of the user while allowing the user to exhale.

If a user suffers from claustrophobia, a mask that fits over the mouth might be upsetting. Also, men with facial hair may have trouble getting a seal with a standard CPAP mask that fits over the nose or around the mouth. Nasal pillows eliminate these concerns by applying CPAP pressure directly into the user’s nostrils. Nasal pillows are a type of CPAP mask consisting of plastic inserts that look like headphone earbuds that slip directly into the nostrils. The prescribed pressure used to keep the airway open is delivered through this mask. Furthermore, some people prefer nasal pillows because they do not leave marks on the face from either a mask interface or the straps needed to keep the mask in place.

Many people find nasal pillows to be a favorable option for the administration of CPAP to treat their sleep apnea. However, it is important that nasal pillows are properly sized. If they are too small, air may leak out around them and reduce the effectiveness of treatment. Conversely, if the nasal pillows are too large, they may uncomfortably stretch the nostrils. Proper fitting will address most of the issues.

For the treatment of sleep apnea, the CPAP system is worn while the user sleeps. In CPAP systems where the mask interfaces with the user’s nostrils, the nostril interface need be held in place and maintain a seal so that, as the user moves during sleep, the mask/nostril interface remains intact and sealed to provide positive airway pressure. The mask/nostril interface is often referred to as pillow interfaces that are inserted partially into each nostril, maintaining an air-tight seal. As the pillow interfaces are worn while the user sleeps, it is important that the pillow interfaces be as comfortable as possible. If the seal is not air-tight, less positive airway pressure is delivered and, the break in the seal will often create noise that may impact the user’s sleep.

Another issue with continuous positive air pressure system is the flow velocity of the positive airway pressure. In providing an adequate volume of air for each breath the patient takes (inhalation), the CPAP system must provide a minimum volume per time period. Tradeoffs are made between providing greater volumes by using larger orifices or by using smaller orifices and increasing the velocity of the provided air. Unfortunately, when the velocity of the provided air is increased, several user issues occur including burning sensations in the user’s sinuses, drying of the user’s sinuses, a compromised therapeutic index, and increased noise that is undesirable when the user is trying to sleep.

Existing CPAP systems use nasal pillow interfaces that are round. These pillow interfaces cause discomfort when worn as the nasal septum is typically more sensitive to pressure and is typically relatively flat in areas of the nasal openings. Round cross-sectional shapes do not interface well with flat walls and, as an accommodation, prior pillow interfaces are typically made of a soft material that flattens when inserted. This flattening reduces the cross-sectional area of these prior nasal pillows, resulting in an acceleration of the air velocity and noise. The increase in air flow velocity leads to dryness, a sudden burning sensation in the nostrils, and stuffiness in the sinuses. Higher air flow velocity and lower volume of incoming air is less efficient at correcting apnea and often interrupts normal breathing patterns. DeltaWave is designed to deliver more air volume with less driving pressure. Therefore, the patient gets more air coming into the upper airways at a slower air velocity. Also, the pillows that fit into the nostrils are designed to better fit the shape of the nostrils for better comfort and better airtight seal.

Further, most prior interface pillow designs included turning points for the incoming air, some as much as 90 degrees, resulting in turbulence, pressure drop, and a decrease in the therapeutic index of the treatment. As a result of this, more pressure is typically required to deliver the required increased flow rate which partially compensates for inadequate air volume needed for treatment. This increase in air velocity increases unwanted side effects. An increase in air flow velocity is not preferred over supplying adequate air volume. Another issue with existing CPAP systems is disposal of extra pressure, either from the air flow generator or from the user’s exhalation. Many existing CPAP systems have inadequate exit venting or exit venting that is directed toward the user’s body, creating discomfort as the user exhales. DeltaWave is designed to deliver air flow to the nostrils without using any sharp turning points for the incoming air. DeltaWave is also designed to avoid any choke points or areas where the air flow would be restricted, which would cause pressure drop in the system. Avoiding air flow turning points and avoiding restriction (choke) points create and assure laminar flow.

Our DeltaWave CPAP system is designed to provide interface pillows that seal within nostrils while retaining comfort and proper air flow.

Industry Background

The market for sleep treatment and equipment was $7.96 billion in 2011 and will reach a projected $19.72 billion by 2017, with North America accounting for a majority of the market. More than 8 million CPAP interfaces are sold annually in the U.S., with another 2.5 million globally. There are also an estimated 80 million people with undiagnosed sleep apnea. Sleep apnea is a condition that affects millions of people in the United States alone. An increasingly sedentary lifestyle and bad working habits has led to obesity and otherwise poor cardiac and aerobic health. This has led to a fast-growing epidemic of obstructive sleep apnea (sleep apnea), which greatly reduces the quality of sleep one gets and can ultimately result in hypertension, heart failure, stroke, and at the least, reduced performance in everyday life. Sleep apnea results in numerous afflictions that affect people’s day-to-day lives and can eventually contribute to serious health conditions. While people’s knowledge of this affliction has grown strongly in recent years, and the market is expanding fast nationwide, up to 80% of people with sleep apnea may be undiagnosed (Note 1) – a market of millions of new potential users. Even those who are tested and prescribed a sleep apnea machine often give up after a short time due to discomfort or what is called the “work of breathing” with traditional machines. In fact, over 50% of patients give up on using CPAP therapy after 6 months. This is a major waste of resources and a very telling statistic.

A major challenge in the current market is not only to get more patients diagnosed but to also increase CPAP compliance. According to market analyst Frost & Sullivan, “The development of finer and ergonomic CPAP devices will help increase patient ability to adhere to sleep therapy. The market is also seeing a rise in newer technologies that replace elaborate practices, target patient comfort to improve compliance, and help drive acceptance of sleep monitoring devices.”

A growing knowledge of sleep apnea and its treatment has helped to increase awareness with the public. In addition to making the use of a CPAP or related device less intimidating, a move toward affordable and prescription-based technology can greatly expand the market “Evolving technologies will also influence patient preferences for products, treatment modalities, and diagnostic locations,” states Frost & Sullivan (Note 2). “As such, the global sleep apnea treatment market is expected to shift to home-based diagnostics for early identification and treatment of patients as well as portable devices that can reduce sleep apnea with minimal inconvenience.”

Sleep apnea causes breathing interruptions of between 10 to 20 seconds that can occur hundreds of times during a night, disrupting the natural sleep rhythm and depriving people of the restorative sleep they need to be energetic, mentally sharp, and productive the next day. CPAP can be a very effective method used to treat sleep apnea, but as noted, noncompliance remains a stubborn issue for both physicians and patients. CPAP technology therefore is constantly being updated and improved, and the new CPAP devices are lighter, quieter, and more comfortable.

Health care spending continues to grow rapidly on an annual basis in the United States. Spending was $2.7 trillion in 2011 and, in 2013, it reached over $3.6 trillion. By 2022, spending is projected to reach $5 trillion, or around 20% of GDP, according to the Centers for Medicare and Medicaid Services (Note 3). Growing alongside this market is the U.S. life science industry, which will grow an estimated 2.2% in 2014 to $93 billion. This includes R&D spending, with growth primarily from smaller biopharmaceutical innovators and medical device manufacturers.

Within this market, sleep apnea products have experienced rapid growth. In the past couple of decades there has been a rapid increase in the technological developments in the field of sleep apnea diagnosis and treatment. The result has been strong growth for sleep apnea devices globally. Demand for new and innovative treatment methodologies is driving growth, helping to provide patients with a healthy lifestyle. “Obstructive sleep apnea is destroying the health of millions of Americans, and the problem has only gotten worse over the last two decades,” according to American Academy of Sleep Medicine President Dr. Timothy Morgenthaler (Note 4). “The effective treatment of sleep apnea is one of the keys to success as our nation attempts to reduce health care spending and improve chronic disease management.”

Sleep problems are considered a “global epidemic,” with sleep apnea as a major contributor to the disorder. An estimated 100 million people worldwide have sleep apnea, though more than 80% of these people are undiagnosed. The market for sleep apnea diagnostic and therapeutic devices on a global level was $7.96 billion in 2011 and will reach a projected $19.72 billion by 2017, according to a study from Markets & Markets (Note 5). Nationwide in the U.S., there are more than 1,600 businesses in the Sleep Disorder Clinics market, according to research firm IBISWorld. These businesses have combined annual revenue of $7 billion and have maintained a combined annual growth rate (CAGR) of 9.8% from 2008 to 2013. “Sleep clinics have gained exposure during the period due to the rising number of sleep disorders,” states IBISWorld. “Moreover, health insurance policies are increasingly covering all or at least part of the costs of tests and, as more patients have been able to gain greater access to specialized sleep clinics, industry revenue grows.”

There are also more than 972,000 physicians and 365,000 doctors’ offices, as well as nearly 5,800 hospitals. In addition, the market for U.S. home healthcare is served by about 30,000 businesses with combined annual revenue of $59 billion. The market includes medical and skilled nursing services; medical equipment, supplies, and medication services; personal care; and therapeutic services (like physical and respiratory therapy).

Sources:

Note 1. Markets & Markets. “Global Sleep Apnea Diagnostics & Therapeutic Devices Market.”

http://www.marketsandmarkets.com/PressReleases/sleep-apnea-devices.asp

Note 2. Frost & Sullivan. “Sleep apnea market is in need of finer, ergonomic treatments.” June 4, 2014.

http://www.frost.com/prod/servlet/press-release.pag?docid=290951848

Note 3. Forbes. “Annual U.S. Healthcare Spending Hits $3.8 Trillion.” Feb. 2, 2014.

http://www.forbes.com/sites/danmunro/2014/02/02/annual-u-s-healthcare-spending-hits-3-8-trillion/

Note 4. American Academy of Sleep Medicine. “Rising prevalence of sleep apnea in U.S. threatens public health.” Sept. 2014.

http://www.aasmnet.org/articles.aspx?id=5043

Note 5. Markets & Markets. “Global Sleep Apnea Diagnostics & Therapeutic Devices Market.”

http://www.marketsandmarkets.com/PressReleases/sleep-apnea-devices.asp

Marketing

We plan to market the DeltaWave device in the U.S., as follows:

-	Submit manufacture orders to our manufacturer according to market demand;
-	Negotiate and secure agreements with industry distributor partners;
-	Secure agreements with Internet retailers for online sales;
-	Market DeltaWave at respiratory trade shows, social media, press releases;
-	Market and generate online sales through our website supplemented by search engine optimization;
-	Disseminate press releases to media outlets and publications that reach sleep medical practices and DME managers/distributors, including trade publications like Sleep Medicine, Sleep Review, Sleep, The Sleep Magazine; and
-	Attend sleep and healthcare, respiratory industry trade shows.

Target Market

Our target market includes:

-	Sleep product distributors that will distribute our product;
-	Home care dealers;
-	Private sleep labs;
-	Internet providers;
-	Product end users;
-	Physicians, particularly sleep physicians;
-	Medical groups;
-	Hospitals; and
-	Medical associations, such as the American Academy of Sleep Medicine and the American Sleep Association.

We expect that most of our revenues will be in the home care dealers and hospital target market.

Manufacturing

Our product will be manufactured by mold makers. We presently have molds made in China; however, we are considering relocating the manufacturing of our molds to the United States.

Operations Contingent Upon Adequate Financing

Our entire business plan, including our ability to conduct manufacturing, marketing, generate sales and further develop products, are entirely dependent upon adequate financing. Should we fail to obtain adequate financing: (a) our financial condition will be negatively affected; (b) we will be unable to conduct the essential aspects of our business plan, including marketing as reflected above; (c) investments in our common stock will be negatively impacted; (d) we will be forced to liquidate our business and file for bankruptcy protection.

Competition

The sleep apnea devices market is highly consolidated, with primary competitors being ResMed, Philips Respironics, Naus Medical, Fisher & Paykel Healthcare, DeVilbiss Healthcare, CareFusion, InnoMed, DeVilbiss and TAP.

ResMed is the market leader (45% of market share), followed by Philips (30%), and Fisher/Paykel (12%). Our competitors offer a full range of sleep products.

Our competitors have greater financial, operational and personnel resources than we do. We will attempt to overcome our competitors’ competitive advantages by emphasizing the advantages of our Delta Wave product.

Government Regulations

FDA. Our products are subject to extensive regulation particularly as to safety, efficacy and adherence to FDA Quality System Regulation, and related manufacturing standards. Medical device products are subject to rigorous FDA and other governmental agency regulations in the United States and similar regulations of foreign agencies abroad. The FDA regulates the design, development, research, preclinical and clinical testing, introduction, manufacture, advertising, labeling, packaging, marketing, distribution, import and export, and record keeping for such products, to ensure that medical products distributed in the United States are safe and effective for their intended use. In addition, the FDA is authorized to establish special controls to provide reasonable assurance of the safety and effectiveness of most devices. Non-compliance with applicable requirements can result in import detentions, fines, civil and administrative penalties, injunctions, suspensions or losses of regulatory approvals, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow us to enter supply contracts, and criminal prosecution.

Unless an exemption applies, the FDA requires that a manufacturer introducing a new medical device or a new indication for use of an existing medical device obtain either a Section 510(k) premarket notification clearance or a premarket approval, or PMA, before introducing it into the U.S. market. The type of marketing authorization is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness.

Our products currently marketed in the United States are marketed in reliance on 510(k) pre-marketing clearances as either Class I or Class II devices. The process of obtaining a Section 510(k) clearance generally requires the submission of performance data and often clinical data, which in some cases can be extensive, to demonstrate that the device is “substantially equivalent” to a device that was on the market before 1976 or to a device that has been found by the FDA to be “substantially equivalent” to such a pre-1976 device, a predecessor device is referred to as “predicate device.” As a result, FDA clearance requirements may extend the development process for a considerable length of time. In addition, in some cases, the FDA may require additional review by an advisory panel, which can further lengthen the process. The PMA process, which is reserved for new devices that are not substantially equivalent to any predicate device and for high-risk devices or those that are used to support or sustain human life, may take several years and requires the submission of extensive performance and clinical information.

Medical devices can be marketed only for the indications for which they are cleared or approved. After a device has received 510(k) clearance for a specific intended use, any change or modification that significantly affects its safety or effectiveness, such as a significant change in the design, materials, method of manufacture or intended use, may require a new 510(k) clearance or PMA approval and payment of an FDA user fee. The determination as to whether a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer using available FDA guidance; however, the FDA may review this determination to evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA approval is obtained. The manufacturer may also be subject to significant regulatory fines or penalties. The FDA is currently reviewing its guidance describing when it believes a manufacturer is obligated to submit a new 510(k) for modifications or changes to a previously cleared device. The FDA is expected to issue revised guidance to assist device manufacturers in making this determination. It is unclear whether the FDA’s approach in this new guidance will result in substantive changes to existing policy and practice regarding the assessment of whether a new 510(k) is required for changes or modifications to existing devices.

Any devices we manufacture and distribute pursuant to clearance or approval by the FDA are subject to pervasive and continuing regulation by the FDA and certain state agencies. These include product listing and establishment registration requirements, which help facilitate FDA inspections and other regulatory actions. As a medical device manufacturer, our manufacturing facilities are subject to inspection on a routine basis by the FDA. We are required to adhere to applicable regulations setting forth detailed cGMP requirements, as set forth in the QSR, which require, manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all phases of the design and manufacturing process. Noncompliance with these standards can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the government to grant 510(k) clearance or PMA approval of devices, withdrawal of marketing approvals and criminal prosecutions. We believe that our design, manufacturing and quality control procedures are in compliance with the FDA’s regulatory requirements.

We must also comply with post-market surveillance regulations, including medical device reporting, or MDR, requirements which require that we review and report to the FDA any incident in which our products may have caused or contributed to a death or serious injury. We must also report any incident in which our product has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur.

Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Medical devices approved or cleared by the FDA may not be promoted for unapproved or un-cleared uses, otherwise known as “off-label” promotion. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

Other Healthcare Laws

Even though we do not submit claims or bill governmental programs and other third-party payers directly for reimbursement for our products sold in the United States, we are still subject to laws and regulations that may restrict our business practices, including, without limitation, anti-kickback, false claims, physician payment transparency and data privacy and security laws. The government has interpreted these laws broadly to apply to the marketing and sales activities of manufacturers and distributors like us.

The federal Anti-Kickback Statute prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil False Claims Act.

The Federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them to have committed a violation.

Also, many states and countries outside the U.S. have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

Under HIPAA, the Department of Health and Human Services, or HHS, has issued regulations to protect the privacy and security of protected health information used or disclosed by covered entities including health care providers, such as us. HIPAA also regulates standardization of data content, codes and formats used in health care transactions and standardization of identifiers for health plans and providers. Penalties for violations of HIPAA regulations include civil and criminal penalties. In addition to federal privacy and security regulations, there are state laws governing confidentiality and security of health information that are applicable to our business. New laws governing privacy may be adopted in the future as well. Failure to comply with privacy requirements could result in civil or criminal penalties, which could have a materially adverse effect on our business.

Additionally, there has been a recent trend of increased federal and state regulation of payments and transfers of value provided to healthcare professionals or entities. The Physician Payment Sunshine Act was enacted in law as part of PPACA, which imposed new annual reporting requirements on device manufacturers for payments and other transfers of value provided by them, directly or indirectly, to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their family members. A manufacturer’s failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties. Certain states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities.

The shifting commercial compliance environment and the need to build and maintain robust systems to comply with different compliance or reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements. If our operations are found to be in violation of any of the health regulatory laws described above or any other laws that apply to us, we may be subject to penalties, including potentially significant criminal and civil and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Environmental Regulation

Our operations are not subject to environmental regulation.

Employees

We have the following employees Thomas J. Wood, Chief Executive Officer, and John Lane, Chief Technology Officer. All other services are provided by independent contractors who are primarily paid with stock-based compensation. Personnel will be added on an as-needed basis and based on available funds.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Forward-looking Statements

There are “forward-looking statements” contained herein. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “project,” “forecast,” “may,” “should,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this quarterly report to conform forward-looking statements to actual results. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to, uncertainties associated with the following:

-	Inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement our business plans;
-	Our failure to earn revenues or profits;
-	Inadequate capital to continue business;
-	Volatility or decline of our stock price;
-	Potential fluctuation in quarterly results;
-	Rapid and significant changes in markets;
-	Litigation with or legal claims and allegations by outside parties; and
-	Insufficient revenues to cover operating costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto which are included in this quarterly report. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors.

Overview

We were incorporated in the State of Nevada on June 6, 2007. On August 26, 2010, we changed our name from Bella Viaggio, Inc. to Kat Gold Holdings Corp. Effective January 1, 2015, we completed an exchange agreement to purchase 100% of the outstanding interests of RemSleep LLC in exchange for 50,000,000 shares of common stock of RemSleep Holdings, Inc. at which time RemSleep LLC became our wholly-owned subsidiary and we adopted their business of developing and distributing sleep apnea products. On January 5, 2015, we changed our name to REMSleep Holdings, Inc. to reflect our new business model.

Our officers have 35 years of sleep-industry experience, including having been employed at sleep industry companies. Our officers invented our DeltaWave CPAP interface (the “DeltaWave”) as an innovative new device to treat patients with sleep apnea. The patent-pending DeltaWave product is a nasal-pillows type interface that will result in better comfort and, therefore, better compliance since it was specifically designed with unique airflow characteristics to enable patients with sleep apnea to breathe normally. A survey that appeared in DME Business found that 89% of patients stated that mask-interface comfort was their primary concern. The primary issue that we have addressed with the DeltaWave is the “work of breathing” component. We believe that our DeltaWave is designed to effectively address the stubborn issues that continue to affect a patient’s ability to comply with treatment, as follows:

-	Does not disrupt normal breathing mechanics;
-	Is not claustrophobic;
-	Causes zero work of breathing (WOB);
-	Minimizes or eliminates drying of the sinuses;
-	Uses less driving pressure; and
-	Allows users to feel safe and secure while sleeping.

Pending adequate financing, we plan to conduct clinical trials to test product effectiveness.

On June 28, 2016, we applied for a patent for a new, innovative sleep apnea product that serves as an interface for the delivery of CPAP therapy and other respiratory needs. Our goal is to develop sleep products that achieve optimum compliance and comfort for CPAP patients.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates. The Company continues to execute its business plan. At the present time, the Company can not predict the full impact of the COVID-19 virus on its business. Our projections on spending, product development and milestone achievements are likely to be further revised as new information is obtained.

Results of Operations

The Three Months Ended March 31, 2021, Compared to the Three Months Ended March 31, 2020. We have not generated any revenue to date.

Professional fees were $24,598 compared to $9,725 for the three months ended March 31, 2021 and 2020, respectively, an increase of $14,873, or 152.9%. Professional fees consist mostly of accounting, audit and legal fees. The increase is attributed to an increase in both audit and legal fees during the period.

Compensation expense was $21,000 and $21,000 for the three months ended March 31, 2021 and 2020, respectively.

General and administrative expense was $48,666 and $48,667 for the three months ended March 31, 2021 and 2020, respectively.

Total other expense for the three months ended March 31, 2021, was $377,202. Other expense includes a gain in the change of fair value of $395,148, a loss on the issuance of convertible debt of $442,979, a penalty for default on convertible debt of $162,798 and interest expense of $166,573 (includes $138,622 amortization of debt discount). In the prior period we had total other expense of $194,130 which included a gain in the change of fair value of $152,875, a loss on the issuance of convertible debt of $186,365 and $160,640 of interest expense (includes $145,740 amortization of debt discount).

Net Loss. For the three months ended March 31, 2021, we had a net loss of $471,466 as compared to a net loss of $273,522 for the three months ended March 31, 2020. The increase in net loss can be attributed to our increase in other expense.

Results of Operations for the Year Ended December 31, 2020, Compared to the Year Ended December 31, 2019. We generated no revenues during our fiscal years ending December 31, 2020 and 2019.

For the year ended December 31, 2020, professional fees decreased $18,535 or 30.9% to $41,525 compared to $60,060 for the year ended December 31, 2019. Professional fees consist mostly of accounting, audit and legal fees. The decrease of $18,535 in the current year is mainly attributed to a decrease in legal fees. In the prior year we incurred additional legal fees related to the preparation and filing of our Form 1-A.

Consulting expense was $5,000 compared to $54,720 for the years ended December 31, 2020 and 2019, respectively, a decrease of $49,720 or 90.9%. The decrease is due to the decrease in issuing common stock for services. In the prior year we granted common stock for total non-cash expense of $54,320. In addition, in the prior year we had a hired a consultant for investor relation and related services. We are no longer using those services in the current period. We issued no stock for services in the current year.

Compensation expense was $211,500 and $2,107,000 for the years ended December 31, 2020 and 2019, respectively. In the prior year we issued 25,000,000 common shares each to both our Chairman and CEO for services for total non-cash expense of $2,000,000. We also issued our Chairman 500,000 shares of series A preferred stock for total non-cash compensation expense of $20,000.

General and administrative expense was $211,819 and $119,504 for the years ended December 31, 2020 and 2019, respectively, an increase of $92,315 or 79.9%. The increase in the current period can be largely attributed to an increase in depreciation of $31,657, development expense of $22,922, web design expense of $10,450 and investor relation expense of $20,390, all related to increased efforts to fully develop our product and bring it to market. We also had an increase in investor relation expense of $20,390, for assistance with our Offering Statement.

Total other expense for the year ended December 31, 2020, was $705,608. Other income/expense includes $561,576 of debt discount amortization, a $350,986 loss on the issuance of convertible debt and an early payment penalty of $49,162, which were offset by a gain in the change of fair value of derivatives of $79,677 and a gain on forgiveness of debt of $226,398. These are all items related to our convertible debt. We also incurred $49,958 of interest expense.

Total other expense for the year ended December 31, 2019, was $1,546,484. Other expense includes $341,011 of debt discount amortization, a $1,575,107 loss on the issuance of convertible debt and loan fees of $19,991, which were offset by a gain in the change of fair value of derivatives of $445,318. These are all items related to our convertible debt. We also incurred $55,693 of interest expense.

Net Loss. For the year ended December 31, 2020, we had a net loss of $1,175,452 as compared to a net loss of $3,888,468 for the year ended December 31, 2019. Our net loss was lower in the current period primarily due to the expense associated with the other non-cash expense from the issuance of convertible debt and common stock issued for services.

Liquidity and Capital Resources

March 31, 2021.

Cash flow from operations. Cash used in operating activities for the three months ended March 31, 2021 was $63,182 as compared to $77,589 of cash used in operating activities for the three months ended March 31, 2020.

Cash Flows from Investing. Cash used in investing activities for the purchase of equipment and tooling for the three months ended March 31, 2021 was $17,705 as compared to $7,500 of cash used in investing activities for the three months ended March 31, 2020.

Cash Flows from Financing. For the three months ended March 31, 2021, we received $126,400 from the issuance of convertible debt. We also repaid $867 on our auto loan. For the three months ended March 31, 2020, we received $220,000 from convertible debt loans and repaid $818 on our auto loan.

As of March 31, 2021, we have the following amounts due on our convertible debt:

Note Holder	Date	Maturity Date	Interest	Balance December 31, 2020	Additions	Conversions/ Repayments	Balance March 31, 2021
Diamond Investments II LLC	8/28/2020	8/28/2021	8%	110,250	-	(55,125)	55,125
Power Up Lending Group LTD	12/18/2020	12/18/2021	10%	91,850	-	-	91,850
Granite Global Investments Ltd.	10/26/2020	11/6/2021	24.5%	-	162,798	(29,487)	133,311
Granite Global Investments Ltd.	1/6/2021	6/6/2021	12%	-	31,000	-	31,000
Granite Global Investments Ltd.	1/30/2021	6/6/2021	12%	-	36,000	-	36,000
Power Up Lending Group LTD	2/22/2021	2/22/2022	10%	-	84,150	-	84,150
		Total		$202,100	$313,948	$(84,612)	$431,436
		Less debt discount		(157,233)			(279,159)
				$44,867			$152,277

December 31, 2020. Net cash used in operating activities was $335,293 for year ended December 31, 2020. During the year ended December 31, 2019 we used cash of $236,036 in operating activities. We used $36,710 and $96,874 on the purchase of property and equipment for years ended December 31, 2020 and 2019, respectively. We received a net total of $366,656 from financing activities for the year ended December 31, 2020. This consisted of $460,000 from proceeds from convertible debt and $75,000 from the sale of common stock. We repaid $165,000 of our convertible debt and $3,344 against other loans. We received a net total of $435,844 from financing activities for the year ended December 31, 2019, including $439,000 from a convertible promissory note offset by repayment of related party loans of $3,156.

As of December 31, 2020, we have the following amounts due on our convertible debt:

Note Holder	Date	Maturity Date	Principal
Diamond Investments II LLC	8/28/2020	8/28/2021	$110,250
Power Up Lending Group LTD	12/18/2020	12/18/2021	$91,850

Going Concern

As of March 31, 2021, there is substantial doubt regarding our ability to continue as a going concern as we have not generated sufficient cash flow to fund our proposed business.

We have suffered recurring losses from operations since our inception. In addition, we have yet to generate an internal cash flow from our business operations or successfully raised the financing required to develop our proposed business. As a result of these and other factors, our independent auditor has expressed substantial doubt about our ability to continue as a going concern. Our future success and viability, therefore, are dependent upon our ability to generate capital financing. The failure to generate sufficient revenues or raise additional capital may have a material and adverse effect upon us and our shareholders.

Management’s plans with regard to these matters encompass the following actions: (i) obtaining funding from new investors to alleviate our working capital deficiency, and (ii) implementing a plan to generate sales. Our continued existence is dependent upon our ability to resolve our liquidity problems and increase profitability in our current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. Our financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

The industry in which we operate depends heavily upon our ability to obtain raw material and manufacture our product as well as the overall level of consumer and business spending. A sustained deterioration in general economic conditions (including distress in financial markets, turmoil in specific economies around the world, public health crises, and additional government intervention), particularly in the United States, may have a negative financial impact to our Company. Adverse conditions as a result of the global COVID-19 outbreak, will and may continue to impact our manufacturing processes and ultimately our ability to sell our product.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Note 2 to the Financial Statements describes the significant accounting policies and methods used in the preparation of the Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Financial Statements.

We are subject to various loss contingencies arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired, or a liability has been incurred and the amount of the loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.

We recognize deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits have been fully offset by a 100% valuation allowance as management is unable to determine that it is more likely than not that this deferred tax asset will be realized.

Recent Accounting Pronouncements

We have reviewed other recently issued accounting pronouncements and plan to adopt those that are applicable to us. We do not expect the adoption of any other pronouncements to have an impact on our results of operations or financial position.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
Russell F. Bird	72	Chairman and Director
Thomas J. Wood	75	Chief Executive Officer, Secretary and Director
Jonathan B. Lane	60	Chief Technology Officer

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. The Board of Directors has no nominating or compensation committees. The company’s current Audit Committee consists of our officers and directors.

There exist no family relationships between our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Russell F. Bird has been our Chairman and Director since January 1, 2015 and our President since January 1, 2019. From year to year, he operated businesses that offered sleep apnea interfaces, devices, and other respiratory equipment and supplies. From May 23, 2013 to the present, he has been the Managing Member of REMSleep, LLC, an Iowa limited liability company. In 1979, he founded Medical Gases Australia, a medical manufacturing and distribution firm that specializing in respiratory and other health products. Medical Gases Australia placed the first patients on CPAP therapy. He then started Medical Industries of America in 1985, a medical manufacturing and distribution firm specializing in respiratory and other health products.

Thomas J. Wood has been our Chief Executive Officer and Director effective January 1, 2015. From May 23, 2013 to the present, he has been the Managing Member of REMSleep, LLC, an Iowa limited liability company. Thomas J. Wood has been awarded several U.S. patents in the area of sleep apnea. He is the inventor and developer of Nasal Aire, which won the 2004 Frost and Sullivan Award for Product Innovation. His US Patents also include the Nasal Aire II and Petite Nasal Aire. Tom has 25 years of experience as a respiratory therapist in the ICU at Baylor Medical Center and Parkland Memorial hospitals in Dallas, Texas. He also worked for two years with the Muscular Dystrophy Association, responsible for respiratory care for patients with Amyotrophic Lateral Sclerosis.

Jonathan B. Lane has been serving as the Chief Technology Officer of the Company since July 2018 and Vice President since January 2019. Mr. Lane has 35 years of design and engineering experience. He was the CEO/Founder of Badencorp from 1992 to 2018, and Director of Engineering/Co-founder of Searchmont Engine Company from 2006 to 2009. Jonathan worked twelve years for various fortune 500 companies including Boeing, General Dynamics and Bell Helicopter. From there, he went on to form his own company, Badencorp, which specialized in providing engineering and design services across all disciplines within Aerospace, Automotive, Biomedical, Consumer Products and Heavy Industries.

Conflicts of Interest

We do not currently foresee any conflict of interest.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors. During the year ended December 31, 2020, our Board of Directors did not hold a meeting, but took action by written consent in lieu of a meeting on four occasions.

Independence of Board of Directors

No member of our Board of Directors is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Thomas J. Wood, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Mr. Wood collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

EXECUTIVE COMPENSATION

In General

Currently, our management is unable to estimate accurately when, if ever, our company will possess sufficient capital, whether derived from sales revenues, this offering or otherwise, for the payment of salaries to our management.

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Russell F. Bird	2020	18,000	---	63,750	---	---	---	---	81,750
Chairman	2019	36,000	---	1,020,000	---	---	---	---	1,056,000
Thomas J. Wood	2020	46,000	---	63,750	---	---	---	---	109,750
Chief Executive Officer	2019	45,000	6,700	1,000,000	---	---	---	---	1,051,700
Jonathan B. Lane	2020	15,000	---	---	---	---	---	---
Chief Technology Officer	2019	6,000	---	---	---	---	---	---	6,000

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Russell F. Bird	---	---	---	---	n/a	---	n/a	---	---
Thomas J. Wood	---	---	---	---	n/a	---	n/a	---	---
Jonathan B. Lane	---	---	---	---	n/a	---	n/a	---	---

Employment Agreements

We entered into an employment agreement with our Chief Executive Officer, Thomas J. Wood, in April 2019. Pursuant to the terms of such agreement, Mr. Wood is to be compensated $4,000 per month. The agreement expired in April 2020, but was renewed for two additional years.

We entered into an employment agreement with our Chairman, Russell F. Bird, in January 2019. Pursuant to the terms of such agreement, Mr. Wood is to be compensated $3,000 per month. The agreement expired in January 2020, but was renewed for two additional years. As of March 31, 2021, there is $40,000 of accrued compensation due to Mr. Bird.

Outstanding Equity Awards

Our Board of Directors has made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no employee incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Offering Circular, we had 526,229,517 shares of common stock issued and outstanding. The following table sets forth information known to us relating to the beneficial ownership of shares of our voting securities by: each person who is known by us to be the beneficial owner of more than 5% of our outstanding voting stock; each director; each named executive officer; and all named executive officers and directors as a group. Unless otherwise indicated, the business address of each person listed is in care of RemSleep Holdings, Inc., 2202 North West Shore Boulevard, Suite 200, Tampa, Florida 33607. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	Before This Offering			After This Offering
Name of Shareholder	Shares Owned		Percentage Owned (1)	Shares Owned		Percentage Owned (2)
Common Stock
Executive Officers and Directors
Thomas J. Wood	53,719,494	(3)	6.99%	53,719,494	(3)	4.96%
Russell F. Bird	53,469,494	(4)	6.96%	53,469,494	(4)	4.94%
Jonathan B. Lane	1,000,000		*	1,000,000		*
Officers and directors, as a group (3 persons)	108,188,988	(5)	14.09%	108,188,988	(5)	9.99%
Series A Preferred Stock (6)
Thomas J. Wood	2,500,000		50%	2,000,000		50%
Russell F. Bird	2,500,000		50%	2,000,000		50%
Series B Preferred Stock (7)
Thomas J. Wood	500,000		50%	2,000,000		50%
Russell F. Bird	500,000		50%	2,000,000		50%

*	Less than 1%.
(1)	Based on 767,988,789 shares outstanding, which includes, before this offering, (a) 526,229,517 issued shares, (b) 5,000,000 shares underlying currently convertible shares of Series A Preferred Stock, (c) 50,000,000 shares underlying currently convertible shares of Series B Preferred Stock, (d) 170,974,026 shares underlying currently exercisable common stock purchase warrants and (3) 25,785,246 shares that underlie portions of convertible debt instruments convertible within 60 days of the date of this Offering Circular.
(2)	Based on 1,082,688,789 shares outstanding, which includes, after this offering, and assuming the sale of all of the Offered Shares, (a) 826,229,517 issued shares, (b) 5,000,000 shares underlying currently convertible shares of Series A Preferred Stock, (c) 50,000,000 shares underlying currently convertible shares of Series B Preferred Stock, (d) 170,974,026 shares underlying currently exercisable common stock purchase warrants and (3) 40,485,246 shares that underlie portions of convertible debt instruments convertible within 60 days of the date of this Offering Circular.
(3)	Included in these shares are (a) 2,500,000 shares underlying 2,500,000 shares of Series A Preferred Stock and (b) 25,000,000 shares underlying 250,000 shares of Series B Preferred Stock owned by Mr. Wood.
(4)	Included in these shares are (a) 2,500,000 shares underlying 2,500,000 shares of Series A Preferred Stock and (b) 25,000,000 shares underlying 250,000 shares of Series B Preferred Stock owned by Mr. Bird.
(5)	Included in these shares are (a) 5,000,000 shares underlying 5,000,000 shares of Series A Preferred Stock and (b) 50,000,000 shares underlying 500,000 shares of Series B Preferred Stock owned by two of our officers, Mr. Wood (See Note 3) and Mr. Bird (See Note 4).
(6)	Each share of Series A Preferred Stock is convertible into one share of common stock and has the voting power of 25 shares of common stock.
(7)	Each share of Series B Preferred Stock is convertible into 100 shares of common stock and has the voting power of 100 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company has received support from parties related through common ownership and directorship. These loans are unsecured, and due on demand. As of December 31, 2020, and December 31, 2019, the balance due on these loans is $179,191 and $179,191, respectively. Beginning on January 1, 2019, the balance due accrues interest at 12.5%. As of December 31, 2020, total accrued interest is $44,921.

We executed an employment agreement with our Chairman, Russell F. Bird, in January 2019. Pursuant to the terms of such agreement, Mr. Bird is to be compensated $3,000 per month. The agreement expired in January 2020, but was renewed for two additional years. As of December 31, 2020, $33,000 of Mr. Bird’s compensation had been accrued.

On June 14, 2019, we granted 25,000,000 shares of common stock to each of Mr. Wood and Mr. Bird for services rendered on behalf of our company. These shares were valued at $0.04 per share, the closing stock price on the date of grant, for total non-cash compensation expense of $2,000,000.

On June 14, 2019, we granted 500,000 shares of Series A preferred stock to Mr. Bird for services rendered on behalf of our company. The shares were valued at $0.04, the closing price of our common stock on the date of grant, for total non-cash compensation expense of $20,000. The closing price for common stock was deemed an acceptable method for valuation as one share of Series A preferred stock is convertible into one share of common stock.

On November 23, 2020, we granted 500,000 shares of Series A preferred stock to Mr. Bird for services rendered on behalf of our company. The shares were valued at $0.0025, the closing price of our common stock on the date of grant, for total non-cash compensation expense of $1,250. The closing price for common stock was deemed an acceptable method for valuation as one share of Series A preferred stock is convertible into one share of common stock.

On November 23, 2020, we granted 500,000 shares of Series A preferred stock to Mr. Wood for services rendered on behalf of our company. The shares were valued at $0.0025, the closing price of our common stock on the date of grant, for total non-cash compensation expense of $1,250. The closing price for common stock was deemed an acceptable method for valuation as one share of Series A preferred stock is convertible into one share of common stock.

On November 23, 2020, we granted 250,000 shares of Series B preferred stock to Mr. Bird for services rendered on behalf of our company. The shares were valued at $0.0025, the closing price of our common shares on the date of grant, multiplied by 100, for total non-cash compensation expense of $62,500. The closing price for common stock multiplied by 100 was deemed an acceptable method for valuation as one share of Series B preferred stock is convertible into 100 shares of common stock.

On November 23, 2020, the Company granted 250,000 shares of Series B preferred stock to Mr. Wood for services rendered on behalf of our company. The shares were valued at $0.0025, the closing price of our common shares on the date of grant, multiplied by 100, for total non-cash compensation expense of $62,500. The closing price for common stock multiplied by 100 was deemed an acceptable method for valuation as one share of Series B preferred stock is convertible into 100 shares of common stock.

During the years ended December 31, 2020 and 2019, we paid $22,650 and $14,200, respectively, to the brother of Mr. Wood for website design and other computer related services.

During the years ended December 31, 2020 and 2019, we paid $1,000 and $0, respectively, to the son of Mr. Wood for services.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Financial Statements for the Three Months Ended March 31, 2021 and 2020

REMSLEEP HOLDINGS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$158,873	$114,227
Inventory	11,064	11,064
Total current assets	169,937	125,291

Other asset	10,000	10,000
Property and equipment, net	100,186	95,371

Total Assets	$280,123	$230,662

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$33,542	$20,235
Accrued compensation	40,000	35,000
Accrued interest	42,901	23,013
Accrued interest – related party	50,567	44,921
Convertible Notes, net of discount of $279,159 and $157,233, respectively	152,277	44,867
Derivative Liability	453,216	700,719
Loan payable – related party	179,191	179,191
Loans payable	52,345	53,212

Total Liabilities	1,004,039	1,101,158

Commitments and Contingencies	-	-

STOCKHOLDERS’ DEFICIT

Series A preferred stock, $0.001 par value, 5,000,000 shares authorized, 4,000,000 issued and outstanding	126,000	126,000
Series B preferred stock, $0.001 par value, 5,000,000 shares authorized, 500,000 shares issued	500	500
Series C preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	-	-
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 443,049,571 and 368,063,606 shares issued and outstanding, respectively	443,047	368,061
Common stock to be issued	-	-
Additional paid in capital	5,743,945	5,200,885
Accumulated Deficit	(7,037,408)	(6,565,942)
TOTAL STOCKHOLDERS’ DEFICIT	(723,916)	(870,496)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$280,123	$230,662

The accompanying notes are an integral part of these unaudited condensed financial statements.

REMSLEEP HOLDINGS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2021	2020
Operating Expenses:
Professional fees	$24,598	$9,725
Compensation expense – related party	21,000	21,000
General and administrative	48,666	48,667

Total operating expenses	94,264	79,392

Loss from operations	(94,264)	(79,392)

Other expense:
Interest expense	(166,573)	(160,640)
Default penalty of convertible debt	(162,798)	-
Loss on issuance of convertible debt	(442,979)	(186,365)
Change in fair value of derivative	395,148	152,875
Total other expense	(377,202)	(194,130)

Loss before income taxes	(471,466)	(273,522)

Provision for income taxes	-	-

Net Loss	$(471,466)	$(273,522)

Net loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding, basic and diluted	406,969,823	149,584,188

The accompanying notes are an integral part of these unaudited condensed financial statements.

REMSLEEP HOLDINGS, INC.

CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

	Series A Preferred Shares	Series A Preferred Stock Amount	Common Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, December 31, 2019	4,000,000	$125,000	116,269,466	$116,268	$4,139,395	$(5,390,490)	$(1,009,827)
Common stock issued for conversion of debt	-	-	19,741,098	19,741	278,991	-	298,732
Warrants converted to common stock	-	-	36,769,439	36,769	(36,769)	-	-
Warrant down round protection	-	-	-	-	3,349	(3,349)	-
Net loss	-	-	-	-	-	(273,522)	(273,522)
Balance March 31, 2020	4,000,000	$125,000	172,780,003	$172,778	$4,384,966	$(5,667,361)	$(984,617)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2020	$5,000,000	$126,000	500,000	$500	368,063,606	$368,061	$5,200,885	$(6,565,942)	$(870,496)
Common stock issued for conversion of debt	-	-	-	-	74,985,965	74,986	467,990	-	542,976
Warrants issued with convertible debt	-	-	-	-	-	-	75,070	-	75,070
Net loss	-	-	-	-	-	-	-	(471,466)	(471,466)
Balance, March 31, 2021	5,000,000	$126,000	500,000	$500	443,049,571	$443,047	$5,743,945	$(7,037,408)	$(723,916)

The accompanying notes are an integral part of these unaudited condensed financial statements.

REMSLEEP HOLDINGS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(471,466)	$(273,522)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	12,890	11,117
Change in fair value of derivative	(395,148)	(152,875)
Discount amortization	138,622	145,740
Loss on issuance of convertible debt	442,979	186,385
Default penalty on convertible note	162,798	-
Changes in Operating Assets and Liabilities:
Prepaid expenses	-	7,909
Inventory	-	(1,039)
Accounts payable	13,306	(16,520)
Accrued officer compensation	5,000	(1,000)
Accrued interest	22,191	10,570
Accrued interest – related party	5,646	5,646
Net cash used by operating activities	(63,182)	(77,589)

Cash Flows from Investing Activities:
Purchase of equipment	(17,705)	(7,500)
Net cash used by investing activities	(17,705)	(7,500)

Cash Flows from Financing Activities:
Repayment of loans	(867)	(818)
Proceeds from convertible notes payable	126,400	220,000
Net cash provided by financing activities	125,533	219,182

Net change in cash	44,646	134,093
Cash at beginning of the period	114,227	119,574
Cash at end of the period	$158,873	$253,667
Supplemental cash flow information:
Interest paid in cash	$114	$-
Taxes paid	$-	$-
Supplemental non-cash disclosure:
Common stock issued for conversion of debt	$86,915	$82,233

The accompanying notes are an integral part of these unaudited condensed financial statements.

REMSLEEP HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

March 31, 2021

(Unaudited)

NOTE 1 - BACKGROUND

Business Activity

REMSleep Holdings, Inc., (the “Company”) was incorporated in the State of Nevada on June 6, 2007. On January 5, 2015 the name of the Company was changed to REMSleep Holdings, Inc. and the business model was changed to reflect the new direction of the Company; to develop and distribute products to help people affected by sleep apnea. On May 30, 2015 REMSleep LLC was formally merged into REMSleep Holdings, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). These financial statements and the notes attached hereto should be read in conjunction with the financial statements and notes included in the Company’s 10-K for its fiscal year ended December 31, 2020. In the opinion of the Company, all adjustments, including normal recurring adjustments necessary to present fairly the financial position of the Company, as of March 31, 2021 and the results of its operations and cash flows for the three months then ended have been included. The results of operations for the interim period are not necessarily indicative of the results for the full year ending December 31, 2021.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of March 31, 2021 and December 31, 2020:

March 31, 2021:

Description	Level 1	Level 2	Level 3	Total Gains
Derivative	-	-	453,216	395,148
Total	$-	$-	$453,216	$395,148

December 31, 2020

Description	Level 1	Level 2	Level 3	Total Gains
Derivative	-	-	700,719	79,677
Total	$-	$-	$700,719	$79,677

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

As of March 31, 2021, the Company had approximately 73,121,000 of potentially dilutive shares of common stock from convertible debt and 170,974,026 potentially dilutive shares of common stock warrants.

As of March 31, 2020, the Company had approximately 114,812,000 of potentially dilutive shares of common stock from convertible debt and 19,561,039 potentially dilutive shares of common stock warrants.

The Company’s diluted loss per share is the same as the basic loss per share for all periods, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss in those periods.

Recently Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $7,037,408 at March 31, 2021, had a net loss of $471,466 and net cash used in operating activities of $63,182 for the three months ended March 31, 2021. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors over the next twelve months raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

The Company is in the final stages of product development and plans to begin selling its product in 2021. The Company will continue to finance its operations through debt and/or equity financing as needed.

The industry in which we operate depends heavily upon our ability to obtain raw material and manufacture our product as well as the overall level of consumer and business spending. A sustained deterioration in general economic conditions (including distress in financial markets, turmoil in specific economies around the world, public health crises, and additional government intervention), particularly in the United States, may have a negative financial impact to our Company. Adverse conditions as a result of the global COVID-19 outbreak, will and may continue to impact our manufacturing processes and ultimately our ability to sell our product.

NOTE 4 - PROPERTY & EQUIPMENT

Long lived assets, including property and equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Property and Equipment and intangible assets are first recorded at cost. Depreciation and/or amortization is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and five years.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Assets stated at cost, less accumulated depreciation consisted of the following:

	March 31, 2021	December 31, 2020
Furniture/fixtures	$14,904	$14,904
Office equipment	7,136	7,136
Automobile	17,189	17,189
Tooling/Molds	159,490	141,785
Less: accumulated depreciation	(98,533)	(85,643)
Fixed assets, net	$100,186	$95,371

Depreciation expense

Depreciation expense for the three months ended March 31, 2021 and 2020 was $12,890 and $11,117, respectively.

NOTE 5 - LOANS PAYABLE

On October 24, 2017, the Company was notified that a petition had been filed in the Iowa District Court for Polk County by a Mr. John M. Wesson for failure to repay a loan. Mr. Wesson had loaned the Company $30,000 and $20,000 on October 24, 2012 and June 12, 2013, respectively. The loans were to accrue interest at 5%. On April 26, 2018, the Company agreed to repay the loan in full including accrued interest and $5,000 for legal fees. As of March 31, 2021, there is $45,000 and $19,896 of principal and interest due on this loan. As of December 31, 2020, there is $45,000 and $19,355 of principal and interest due on this loan.

On March 23, 2018, the Company purchased an automobile. The purchase price was $16,963.46. The interest rate on the loan is 5.8% and matures on April 7, 2023. Payments on the loan, consisting of principal and interest, are $327 per month. As of March 31, 2021 and December 31, 2020 there is $7,345 and $8,212, respectively, due on this loan.

NOTE 6 - CONVERTIBLE NOTES

The following table summarizes the convertible notes and related activity as of March 31, 2021:

Note Holder	Date	Maturity Date	Interest	Balance December 31, 2020	Additions	Conversions/ Repayments	Balance March 31, 2021
Diamond Investments II LLC	8/28/2020	8/28/2021	8%	110,250	-	(55,125)	55,125
Power Up Lending Group LTD	12/18/2020	12/18/2021	10%	91,850	-	-	91,850
Granite Global Investments Ltd.	10/26/2020	11/6/2021	24.5%	-	162,798	(29,487)	133,311
Granite Global Investments Ltd.	1/6/2021	6/6/2021	12%	-	31,000	-	31,000
Granite Global Investments Ltd.	1/30/2021	6/6/2021	12%	-	36,000	-	36,000
Power Up Lending Group LTD	2/22/2021	2/22/2022	10%	-	84,150	-	84,150
			Total	$202,100	$313,948	$(84,612)	$431,436
			Less debt discount	(157,233)			(279,159)
				$44,867			$152,277

A summary of the activity of the derivative liability for the notes above is as follows:

Balance at December 31, 2019	$626,831
Increase to derivative due to new issuances	808,643
Decrease to derivative due to conversion/repayments	(897,519)
Derivative loss due to mark to market adjustment	162,764
Balance at December 31, 2020	700,719
Increase to derivative due to new issuances	603,737
Decrease to derivative due to conversion/repayments	(456,092)
Derivative loss due to mark to market adjustment	(395,148)
Balance at March 31, 2021	$453,216

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy as of March 31, 2021 is as follows:

Inputs	March 31, 2021	Initial Valuation
Stock price	$.009	$ .0018 - .003
Conversion price	$ .0036 - .0057	$ .002 - .0057
Volatility (annual)	169.93 – 233.34%	203.69 - 233.34%
Risk-free rate	.05% - .06%	.07% - .09%
Dividend rate	-	-
Years to maturity	.41 – .90	.83 - 1

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy at the time of conversion is as follows:

Inputs
Stock price	$ .0036 - .0059
Conversion price	$ .0026 - .0031
Volatility (annual)	206.91 – 256.65%
Risk-free rate	.11% - .12%
Dividend rate	-
Years to maturity	.47 - .96

The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s management.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company has received support from parties related through common ownership and directorship. These loans are unsecured, and due on demand. As of March 31, 2021 and December 31, 2020, the balance due on these loans is $179,191 and $179,191, respectively. Beginning on January 1, 2019, the balance due accrues interest at 12.5%. As of March 31, 2021, total accrued interest is $44,921.

The Company executed a new employment agreement with Mr. Wood on April 1, 2019. Per the terms of the agreement Mr. Wood is to be compensated $4,000 per month. The agreement expired on April 1, 2020 and has been renewed for two more years. As of March 31, 2021 and December 31, 2020, there is $0 and $2,000 of accrued compensation, respectively, due to Mr. Wood.

The Company executed an employment agreement with its Chairman, Russell Bird, on January 1, 2019. Per the terms of the agreement, which is effective for one year, Mr. Bird is to be compensated $3,000 per month. As of March 31, 2021 and December 31, 2020, there is $40,000 and $33,000 of accrued compensation, respectively, due to Mr. Bird. Mr. Bird’s employment agreement has been renewed in 2020 for two more years.

NOTE 8 - COMMON STOCK

During the three months ended March 31, 2021, Diamond Investments converted $55,125 of principal and $2,303 of interest, into 17,091,667 shares of common stock.

During the three months ended March 31, 2021, Granite Global Value converted $29,487 of principal into 57,894,298 shares of common stock.

NOTE 9 - PREFERRED STOCK

The Company is currently authorized to issue 5,000,000 shares of Series A Preferred Stock, par value $0.001 per share value with 1:25 voting rights. The Series A Preferred Stock ranks equal to the common stock on liquidation, pays no dividend and is convertible to common stock for one share of common for one share of Series A Preferred Stock.

The Company is currently authorized to issue 5,000,000 shares of Series B Preferred Stock, par value $0.001 per share. Each share of Series B Preferred Stock has a 1:100 voting right and is convertible into 100 shares of common stock. No dividends will be paid and in the event of liquidation all shares of Series B will automatically convert into common stock. There are 500,000 shares of Series B Preferred Stock issued and outstanding.

The Company is currently authorized to issue 5,000,000 shares of Series C Preferred Stock, par value $0.001 per share value. Each share of Series C Preferred Stock has a 1:50 voting right and is convertible into 50 shares of common stock. No dividends will be paid and in the event of liquidation all shares of Series C will automatically convert into common stock. There are no shares of Series C Preferred Stock issued and outstanding.

NOTE 10 - WARRANTS

On January 6, 2021, the Company issued 35,000,000 warrants to Granite Global Investments Ltd in conjunction with convertible debt. The warrants are exercisable for 5 years at $.006 per share. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity. The Black Scholes pricing model was used to estimate the fair value of the Warrants issued with the following inputs:

Using the fair value calculation, the relative fair value between the debt issued and the warrants was calculated to determine the warrants recorded equity amount of $24,440, accounted for in additional paid in capital.

Warrants	35,000,000
Share price	$0.0033
Exercise price	$0.006
Term	5 years
Volatility	353%
Risk Free Interest Rate	.43%
Dividend rate	-

On January 30, 2021, the Company issued 120,000,000 warrants to Granite Global Investments Ltd in conjunction with convertible debt. The warrants are exercisable for 5 years at $.0003 per share. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity. The Black Scholes pricing model was used to estimate the fair value of the Warrants issued with the following inputs:

Using the fair value calculation, the relative fair value between the debt issued and the warrants was calculated to determine the warrants recorded equity amount of $33,652, accounted for in additional paid in capital.

The Black Scholes pricing model was used to estimate the fair value of the Warrants issued with the following inputs:

Warrants	120,000,000
Share price	$0.0043
Exercise price	$0.0003
Term	5 years
Volatility	352%
Risk Free Interest Rate	0.45%
Dividend rate	-

A summary of the status of the Company’s outstanding stock warrants and changes during the year is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value
Outstanding at December 31, 2019	3,000,000	$0.07	2.59	$-
Granted	63,236,369	$0.00385	2.56	$-
Expired	-	$-	-	$-
Exercised	(50,262,343)	$0.00385	-	$-
Exercisable at December 31, 2020	15,974,026	$0.00385	2.06	$-
Granted	155,000,000	$0.002	4.82	$-
Expired	-	$-	-	$-
Exercised	-	$-	-	$-
		$-	-	$-
Exercisable at March 31, 2021	170,974,026	$0.002	4.54	$-

Range of Exercise Prices	Number Outstanding 3/31/21	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.0003 - $0.07	170,974,026	4.54 years	$0.002

The aggregate intrinsic value represents the total pretax intrinsic value, based on warrants with an exercise price less than the Company’s stock price as of March 31, 2021, which would have been received by the warrant holder had the warrant holder exercised their warrants as of that date.

NOTE 11 - SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

Subsequent to March 31, 2021, Granite Global Value converted $12,068 of principal, into 22,108,173 shares of common stock.

Subsequent to March 31, 2021, Diamond Investments converted $55,125 of principal and $2,756 of interest into 12,862,500 shares of common stock.

Subsequent to March 31, 2021, Jefferson Street Capital LLC converted warrants into 20,529,196 shares of common stock.

Subsequent to March 31, 2021, BHP Capital NY Inc. converted warrants into 2,669,264 shares of common stock.

Subsequent to March 31, 2021, the Company received $125,000 from PowerUp Lending from a newly issued convertible note.

Subsequent to March 31, 2021, the Company received $85,500 from Granite Global Value from a newly issued convertible note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of REMSleep Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of REMSleep Holdings, Inc. (“the Company”) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accounting for Embedded Conversion Features on Notes Payable — Refer to Notes 1 and 5 to the financial statements

Critical Audit Matter Description

The Company has issued several notes payable during the year with conversion rates that are adjustable at a discounted rate to public trading prices near the conversion date. The terms allow for variable amounts of shares to be converted for a set dollar value; this and other factors require the embedded conversion feature to be accounted for as a derivative and revalued at the conversion date or each period end if still outstanding. Calculations and accounting for the notes payable and embedded conversion features require management’s judgments related to initial and subsequent recognition of the debt and related features, use of a valuation model, and value of the inputs used in the selected valuation model.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to evaluating the Company’s accounting for notes payable and related accounts included the following, among others:

●	Confirmation of notes payable and related terms, including notes paid off during the year.

●	Independent assessment of the appropriate valuation model for derivatives, performing independent calculations based on the model and comparing the Company’s results to a reasonable range as determined during the audit.

●	Determining if there were unusual transactions related to notes payable and the appropriate accounting treatment for such transactions.

●	Testing of substantially all transactions related to this matter.

/s/ Fruci & Associates II, PLLC

We have served as the Company’s auditor since 2018.

Spokane, Washington

April 14, 2021

REMSLEEP HOLDINGS, INC.

BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$114,227	$119,574
Inventory deposit	-	8,000
Inventory	11,064	-
Prepaid expenses	-	7,909
Total current assets	125,291	135,483

Other asset	10,000	10,000
Property and equipment, net	95,371	107,814

Total Assets	$230,662	$253,297

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$20,235	$258,198
Accrued compensation	35,000	15,000
Accrued interest	23,013	27,953
Accrued interest – related party	44,921	22,399
Convertible Notes, net of discount of $157,233 and $164,998, respectively	44,867	76,996
Derivative Liability	700,719	626,831
Loan payable – related party	179,191	179,191
Loans payable	53,212	56,556

Total Liabilities	1,101,158	1,263,124

Commitments and Contingencies	-	-

STOCKHOLDERS’ DEFICIT

Series A preferred stock, $0.001 par value, 5,000,000 shares authorized, 5,000,000 and 4,000,000 issued and outstanding, respectively	126,000	125,000
Series B preferred stock, $0.001 par value, 5,000,000 shares authorized, 500,000 and 0 shares issued and outstanding, respectively	500	-
Series C preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	-	-
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 368,063,606 and 116,269,466 shares issued and outstanding, respectively	368,061	116,268
Additional paid in capital	5,200,885	4,139,395
Accumulated Deficit	(6,565,942)	(5,390,490)
TOTAL STOCKHOLDERS’ DEFICIT	(870,496)	(1,009,827)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$230,662	$253,297

The accompanying notes are an integral part of these financial statements.

REMSLEEP HOLDINGS, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2020	2019
Operating Expenses:
Professional fees	$41,525	$60,060
Consulting	5,000	54,720
Compensation – related party	211,500	2,107,700
General and administrative	211,819	119,504

Total operating expenses	469,844	2,341,984

Loss from operations	(469,844)	(2,341,984)

Other expense:
Interest expense	(611,535)	(396,704)
Loan fees	-	(19,991)
Early payment penalty	(49,162)	-
Loss on issuance of convertible debt	(350,986)	(1,575,107)
Gain on forgiveness of debt	226,398	-
Change in fair value of derivative	79,677	445,318
Total other expense	(705,608)	(1,546,484)

Loss before income taxes	(1,175,452)	(3,888,468)

Provision for income taxes	-	-

Net Loss	$(1,175,452)	$(3,888,468)

Net loss per share, basic and diluted	$(0.01)	$(0.09)

Weighted average common shares outstanding, basic and diluted	215,671,601	45,416,843

The accompanying notes are an integral part of these financial statements.

REMSLEEP HOLDINGS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common stock to	Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	be issued	Capital	Deficit	Total
Balance, December 31, 2018	3,500,000	$105,000	-	$-	4,315,894	$4,316	$228,604	$584,017	$(1,502,022)	$(580,085)
Common stock issued for conversion of debt	-	-	-	-	59,644,311	59,643	-	1,252,950	-	1,312,593
Common stock issued for services – related party	-	-	-	-	50,000,000	50,000	-	1,950,000	-	2,000,000
Preferred stock issued for services – related party	500,000	20,000	-	-	-	-	-	-	-	20,000
Common stock issued for services	-	-	-	-	2,309,261	2,309	(228,604)	280,615	-	54,320
Warrants issued with convertible debt	-	-	-	-	-	-	-	71,813	-	71,813
Net loss	-	-	-	-	-	-	-	-	(3,888,468)	(3,888,468)
Balance, December 31, 2019	4,000,000	125,000	-	-	116,269,466	116,268	-	4,139,395	(5,390,490)	(1,009,827)
Common stock issued for conversion of debt	-	-	-	-	198,903,759	198,903	-	910,031	-	1,108,934
Common stock issued for cash	-	-	-	-	15,000,000	15,000	-	60,000	-	75,000
Warrants converted to common stock	-	-	-	-	37,890,381	37,890	-	(37,890)	-	-
Warrant down round protection	-	-	-	-	-	-	-	3,349	-	3,349
Preferred stock issued for services – related party	1,000,000	1,000	500,000	500	-	-	-	126,000	-	127,500
Net loss	-	-	-	-	-	-	-	-	(1,175,452)	(1,175,452)
Balance, December 31, 2020	5,000,000	$126,000	500,000	$500	368,063,606	$368,061	$-	$5,200,885	$(6,565,942)	$(870,496)

The accompanying notes are an integral part of these financial statements.

REMSLEEP HOLDINGS, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(1,175,452)	$(3,888,468)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	49,153	17,496
Stock compensation expense	-	54,320
Stock compensation expense - related party	127,500	2,020,000
Change in fair value of derivative	(79,677)	(445,318)
Discount amortization	561,576	341,011
Loss on issuance of convertible debt	350,986	1,575,107
Gain on forgiveness of debt	(226,398)	-
Changes in Operating Assets and Liabilities:
Prepaid and other assets	7,909	4,397
Inventory	(3,064)	-
Accounts payable	(11,654)	17,799
Accrued compensation – related party	20,000	15,000
Accrued interest	21,295	30,221
Accrued interest – related party	22,533	22,399
Net cash used by operating activities	(335,293)	(236,036)

Cash Flows from Investing Activities:
Purchase of property and equipment	(36,710)	(86,874)
Other asset	-	(10,000)
Net cash used by investing activities	(36,710)	(96,874)

Cash Flows from Financing Activities:
Repayment of loans	(3,344)	(3,156)
Proceeds from convertible notes payable	460,000	439,000
Repayment of convertible notes payable	(165,000)	-
Proceeds from sale of common stock	75,000	-
Net cash provided by financing activities	366,656	435,844

Net increase in cash	(5,347)	102,934
Cash at beginning of the year	119,574	16,640
Cash at end of the year	$114,227	$119,574
Supplemental cash flow information:
Interest paid in cash	$-	$-
Taxes paid	$-	$-
Supplemental non-cash disclosure:
Common stock issued for conversion of note payable principal and accrued interest	$452,477	$331,033

The accompanying notes are an integral part of these financial statements.

REMSLEEP HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

REMSleep Holdings, Inc., (the “Company”) was incorporated in the State of Nevada on June 6, 2007. On January 5, 2015 the name of the Company was changed to REMSleep Holdings, Inc. and the business model was changed to reflect the new direction of the Company; to develop and distribute products to help people affected by sleep apnea. On May 30, 2015 REMSleep LLC was formally merged into REMSleep Holdings, Inc.

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the year ended December 31, 2020 or 2019.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2020

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2020 on a recurring basis:

Description	Level 1	Level 2	Level 3	Total Gains
Derivative	-	-	700,719	79,677
Total	$-	$-	$700,719	$79,677

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2019 on a recurring basis:

Description	Level 1	Level 2	Level 3	Total Gains
Derivative	-	-	79,677	445,318
Total	$-	$-	$79,677	$445,318

Inventory

Inventories are valued at the lower of cost or net realizable value. Management compares the cost of inventories with the net realizable value and allowance is made for writing down their inventories to net realizable value, if lower. As of December 31, 2020 and 2019, there was no allowance for slow moving or obsolete inventory. The Company periodically assessed its inventory for slow moving and/or obsolete items. If any are identified an appropriate allowance for those items is made and/or the items are deemed to be impaired.

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. All fixed assets with a cost of $2,000 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Depreciation is computed using the straight-line method over the estimated useful lives of three years.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our consolidated financial statements.

Basic and Diluted Earnings Per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

As of December 31, 2020, the Company had approximately 209,383,191 of potentially dilutive shares of common stock from convertible debt, 15,974,026 potentially dilutive shares of common stock warrants, 5,000,000 shares from Series A preferred stock and 50,000,000 from Series B preferred stock.

As of December 31, 2019, the Company had approximately 58,665,000 of potentially dilutive shares of common stock from convertible debt and 3,000,000 potentially dilutive shares of common stock warrants. The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2020 and 2019, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Recent Accounting Pronouncements

On June 20, 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for share-based payments to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. Meaning that companies will value all equity classified awards at their grant-date under ASC718 and forgo revaluing the award after this date. The Company has chosen to early adopt this standard. There has been no material impact on our financial statements as a result of adopting this standard.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $6,565,942 at December 31, 2020, had a net loss of $1,175,452 (including $127,500 of non-cash stock compensation and $832,885 in losses related to convertible debt, interest and discount amortization) and net cash used in operating activities of $335,293 for the year ended December 31, 2020. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors over the next twelve months raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

The Company is in the final stages of product development and plans to begin selling its product in 2020. The Company will continue to finance its operations through debt and/or equity financing as needed.

The industry in which we operate depends heavily upon our ability to obtain raw material and manufacture our product as well as the overall level of consumer and business spending. A sustained deterioration in general economic conditions (including distress in financial markets, turmoil in specific economies around the world, public health crises, and additional government intervention), particularly in the United States, may have a negative financial impact to our Company. Adverse conditions as a result of the global COVID-19 outbreak, will and may continue to impact our manufacturing processes and ultimately our ability to sell our product.

NOTE 3 - PROPERTY & EQUIPMENT

Property and Equipment are first recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows between three and five years.

Long lived assets, including property and equipment, to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Maintenance and repair expenses, as incurred, are charged to expense. Betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts with any gain or loss on the disposition included as income.

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

	December 31, 2020	December 31, 2019
Furniture/fixtures	$14,904	$14,904
Office equipment	7,136	7,136
Automobile	17,189	16,963
Tooling/Molds	141,785	105,301
Less: accumulated depreciation	(85,643)	(36,490)
Fixed assets, net	$95,371	$107,814

Depreciation expense

Depreciation expense for the years ended December 31, 2020 and 2019 was $49,153 and $17,496, respectively.

NOTE 4 - LOANS PAYABLE

On October 24, 2017, the Company was notified that a petition had been filed in the Iowa District Court for Polk County by a Mr. John M. Wesson for failure to repay a loan. Mr. Wesson had loaned the Company $30,000 and $20,000 on October 24, 2012 and June 12, 2013, respectively. The loans were to accrue interest at 5%. On April 26, 2018, the Company agreed to repay the loan in full including accrued interest and $5,000 for legal fees. As of December 31, 2020, there is $45,000 and $19,355 of principal and interest due on this loan. As of December 31, 2019, there is $45,000 and $17,091 of principal and interest due on this loan.

On March 23, 2018, the Company purchased an automobile. The purchase price was $16,963.46. The interest rate on the loan is 5.8% and matures on April 7, 2023. Payments on the loan, consisting of principal and interest, are $327 per month. As of December 31, 2020 and 2019 there is $8,212 and $11,556, respectively, due on this loan.

NOTE 5 - CONVERTIBLE NOTES

The following table summarizes the convertible notes and related activity as of December 31, 2020:

Note Holder	Date	Maturity Date	Interest	Balance December 31, 2019	Additions	Conversions/ Repayments	Balance December 31, 2020
Odyssey Capital Funding, LLC	5/3/2019	5/3/2020	12%	35,000	-	(35,000)	-
Armada Investment Fund LLC	5/30/2019	2/29/2020	12%	20,850	-	(20,850)	-
BHP Capital NY Inc.	5/30/2019	2/29/2020	12%	7,394	-	(7,394)	-
Jefferson Street Capital LLC	5/30/2019	2/29/2020	12%	13,750	-	(13,750)	-
Armada Investment Fund LLC	10/4/2019	7/4/2020	12%	55,000	-	(55,000)	-
BHP Capital NY Inc.	10/4/2019	7/4/2020	12%	55,000	-	(55,000)	-
Jefferson Street Capital LLC	10/4/2019	7/4/2020	12%	55,000	-	(55,000)	-
Power Up Lending Group LTD	1/27/2020	1/27/2021	12%	-	168,300	(168,300)	-
Granite Global Value	3/2/2020	9/2/2021	12%	-	165,800	(165,800)	-
Granite Global Value	5/6/2020	5/6/2021	10%	-	154,800	(154,800)	-
Diamond Investments II LLC	8/28/2020	8/28/2021	8%	-	110,250	-	110,250
Power Up Lending Group LTD	12/18/2020	12/18/2021	10%	-	91,850	-	91,850
			Total	$241,994	$691,000	(730,894	$202,100
			Less debt discount	$(164,998)			(157,233)
				76,996			$44,867

A summary of the activity of the derivative liability for the notes above is as follows:

Balance at December 31, 2018	96,110
Increase to derivative due to new issuances	1,955,295
Decrease to derivative due to conversion	(979,290)
Derivative loss due to mark to market adjustment	(445,284)
Balance at December 31, 2019	$626,831
Increase to derivative due to new issuances	891,730
Decrease to derivative due to conversion/repayments	(897519)
Derivative loss due to mark to market adjustment	79,677
Balance at December 31, 2020	$700,719

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy for the year ended December 31, 2020 is as follows:

Inputs	December 31, 2020	Initial Valuation
Stock price	$.004	$.0094 - .55
Conversion price	$.0008-.0014	$.003 - .244
Volatility (annual)	163.89–218.71%	258.36-410.61%
Risk-free rate	.09% - .10%	.09% - 2.58%
Dividend rate	-	-
Years to maturity	.66 – .96	.75 - 1

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy at the time of conversion is as follows:

Inputs
Stock price (1)	$.0014-.0036
Conversion price (2)	$.0009-.0023
Volatility (annual)	209.37–248.20%
Risk-free rate	.10% - .13
Dividend rate	-
Years to maturity	.81 - .99

(1)	Company used the average of the stock prices of the dates of conversion.

(2)	Company used the average of the stock prices applicable to the conversion terms.

The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s management.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company has received support from parties related through common ownership and directorship. These loans are unsecured, and due on demand. As of December 31, 2020 and December 31, 2019, the balance due on these loans is $179,191 and $179,191, respectively. Beginning on January 1, 2019, the balance due accrues interest at 12.5%. As of December 31, 2020, total accrued interest is $44,921.

The Company executed a new employment agreement with Mr. Wood on April 1, 2019. Per the terms of the agreement Mr. Wood is to be compensated $4,000 per month. The agreement expired on April 1, 2020 and has been renewed for two more years. In addition to Mr. Wood’s regular compensation, he received $6,700 in bonuses in 2019. As of December 31, 2020 and 2019, there is $2,000 and $0 of accrued compensation, respectively, due to Mr. Wood.

The Company executed an employment agreement with its Chairman, Russell Bird, on January 1, 2019. Per the terms of the agreement, which is effective for one year, Mr. Bird is to be compensated $3,000 per month. As of December 31, 2020 and 2019, there is $33,000 and $24,000 of accrued compensation, respectively, due to Mr. Bird. Mr. Bird’s employment agreement has been renewed in 2020 for two more years.

On June 14, 2019, the Company granted 25,000,000 shares of common stock each to Mr. Wood and Mr. Bird for services rendered to the Company. The shares were valued at $0.04 per share, the closing stock price on the date of grant, for total non-cash compensation expense of $2,000,000.

On June 14, 2019, the Company granted 500,000 shares of Series A preferred stock to Mr. Bird for services rendered to the Company. The shares were valued at $0.04, the closing stock price of the Company’s common shares on the date of grant, for total non-cash compensation expense of $20,000. The closing price for common stock was deemed an acceptable method for valuation as one share of Series A preferred stock is convertible into one share of common stock.

On November 23, 2020, the Company granted 500,000 shares of Series A preferred stock to Mr. Bird for services rendered to the Company. The shares were valued at $0.0025, the closing stock price of the Company’s common shares on the date of grant, for total non-cash compensation expense of $1,250. The closing price for common stock was deemed an acceptable method for valuation as one share of Series A preferred stock is convertible into one share of common stock.

On November 23, 2020, the Company granted 500,000 shares of Series A preferred stock to Mr. Wood for services rendered to the Company. The shares were valued at $0.0025, the closing stock price of the Company’s common shares on the date of grant, for total non-cash compensation expense of $1,250. The closing price for common stock was deemed an acceptable method for valuation as one share of Series A preferred stock is convertible into one share of common stock.

On November 23, 2020, the Company granted 250,000 shares of Series B preferred stock to Mr. Bird for services rendered to the Company. The shares were valued at $0.0025, the closing stock price of the Company’s common shares on the date of grant, multiplied by 100, for total non-cash compensation expense of $62,500. The closing price for common stock multiplied by 100 was deemed an acceptable method for valuation as one share of Series B preferred stock is convertible into 100 shares of common stock.

On November 23, 2020, the Company granted 250,000 shares of Series B preferred stock to Mr. Wood for services rendered to the Company. The shares were valued at $0.0025, the closing stock price of the Company’s common shares on the date of grant, multiplied by 100, for total non-cash compensation expense of $62,500. The closing price for common stock multiplied by 100 was deemed an acceptable method for valuation as one share of Series B preferred stock is convertible into 100 shares of common stock.

During the years ended December 31, 2020 and 2019, the Company paid $22,650 and $14,200, respectively, to the brother of the CEO for website design and other computer related services.

During the years ended December 31, 2020 and 2019, the Company paid $1,000 and $0, respectively, to the son of the CEO for services.

NOTE 7 - COMMON STOCK

During the year ended December 31, 2019, PowerUp Lending Group LTD converted $45,000 and $2,700 of principal and interest, respectively, into 5,599,447 shares of common stock. As of December 31, 2019, this loan has been fully converted.

During the year ended December 31, 2019, LG Capital Funding LLC converted $32,000 and $2,155 of principal and interest, respectively, into 4,356,614 shares of common stock. As of December 31, 2019, this loan has been fully converted.

During the year ended December 31, 2019, One44 Capital LLC converted $100,000 and $7,802 of principal and interest, respectively, into 13,740,758 shares of common stock. As of December 31, 2019, this loan has been fully converted.

During the year ended December 31, 2019, Armada Capital Partners LLC converted $15,900 and $483 of principal and interest, respectively, into 4,385,270 shares of common stock.

During the year ended December 31, 2019, BHP Capital NY Inc converted $29,356 and $3,043 of principal and interest, respectively, into 8,322,748 shares of common stock.

During the year ended December 31, 2019, Jefferson Street Capital LLC converted $23,000 of principal into 6,233,766 shares of common stock.

During the year ended December 31, 2019, Odyssey Capital Funding LLC converted $65,000 and $4,593 of principal and interest, respectively, into 17,005,708 shares of common stock.

During the year ended December 31, 2019, the Company granted 1,000,000 shares of common stock for services. The shares were valued at $0.037, the closing stock price on the date of grant, for total non-cash expense of $37,000. In addition, 909,261 shares were issued by the transfer agent for stock granted in a prior period. The stock was debited to common stock to be issued for $228,604.

During the year ended December 31, 2020, Armada Capital Partners LLC converted $20,850 and $110 of principal and interest, respectively, into 5,202,346 shares of common stock. As of December 31, 2020, this loan has been fully converted.

During the year ended December 31, 2020, BHP Capital NY Inc converted $7,394 and $35 of principal and interest, respectively, into 1,919,620 shares of common stock. As of December 31, 2020, this loan has been fully converted.

During the year ended December 31, 2020, Jefferson Street Capital LLC converted $13,750 of principal and $2,205 of interest, respectively, into 3,989,090 shares of common stock. As of December 31, 2020, this loan has been fully converted.

During the year ended December 31, 2020, Odyssey Capital Funding LLC converted $35,000 of principal and $2,890 of interest, respectively, into 8,630,042 shares of common stock. As of December 31, 2020, this loan has been fully converted.

During the year ended December 31, 2020, 37,890,381 shares of common stock were issued in conversion of 50,262,343 warrants.

During the year ended December 31, 2020, Power Up Lending Group LTD converted $188,300 of principal and $7,650 of interest, respectively, into 62,639,262 shares of common stock. As of December 31, 2020, this loan has been fully converted.

During the year ended December 31, 2020, Granite Global Value converted $174,265 of principal into 116,523,399 shares of common stock.

During the year ended December 31, 2020, the Company sold 15,000,000 shares of common stock pursuant to the terms of its Form 1-A, Regulation A Offering Statement, for total cash proceeds of $75,000. On July 27,2020, the Company filed a Form 1- and withdrew its Offering Statement on Form 1-A originally qualified on December 16, 2019 and the Post-Qualification Amendment to such Form 1-A qualified on March 31, 2020.

See Note 6 for stock issued to related parties.

NOTE 8 - PREFERRED STOCK

The Company is currently authorized to issue 5,000,000 shares of Series A Preferred Stock, par value $0.001 per share value with 1:25 voting rights. The Series A Preferred Stock ranks equal to the common stock on liquidation, pays no dividend and is convertible to common stock for one share of common for one share of Series A Preferred Stock.

The Company is currently authorized to issue 5,000,000 shares of Series B Preferred Stock, par value $0.001 per share. Each share of Series B Preferred Stock has a 1:100 voting right and is convertible into 100 shares of common stock. No dividends will be paid and in the event of liquidation all shares of Series B will automatically convert into common stock. There are no shares of Series B Preferred Stock issued and outstanding.

The Company is currently authorized to issue 5,000,000 shares of Series C Preferred Stock, par value $0.001 per share value. Each share of Series C Preferred Stock has a 1:50 voting right and is convertible into 50 shares of common stock. No dividends will be paid and in the event of liquidation all shares of Series C will automatically convert into common stock. There are no shares of Series C Preferred Stock issued and outstanding.

See Note 6 for preferred stock issued to a related party.

NOTE 9 - INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate is 21%.

The provision for Federal income tax consists of the following December 31:

	2020	2019
Federal income tax benefit attributable to:
Current Operations	$221,700	$817,000
Less: valuation allowance	(221,700)	(817,000)
Net provision for Federal income taxes	$-	$-

The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows:

	2020	2019
Deferred tax asset attributable to:
Net operating loss carryover	$1,343,000	$1,132,000
Less: valuation allowance	(1,343,000)	(1,132,000)
Net deferred tax asset	$-	$-

At December 31, 2020, the Company had net operating loss carry forwards of approximately $1,343,000 that maybe offset against future taxable income. No tax benefit has been reported in the December 31, 2020 or 2019 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount. The change in the valuation allowance for the year ended December 31, 2020 was an increase of $211,000.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

ASC Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2020, the Company had no accrued interest or penalties related to uncertain tax positions.

NOTE 10 - WARRANTS

On May 30, 2019, the Company issued 1,500,000 warrants in conjunction with convertible debt. The warrants are exercisable for 3 years at $0.07 per share. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity.

Using the fair value calculation, the relative fair value between the debt issued and the warrants was calculated to determine the warrants recorded equity amount of $41,853, accounted for in additional paid in capital.

Warrants	1,500,000
Share price	$0.045
Exercise price	$0.07
Term	3 years
Volatility	406%
Risk Free Interest Rate	2.0%
Dividend rate	-

On October 4, 2019, the Company issued 1,500,000 warrants in conjunction with convertible debt. The warrants are exercisable for 3 years at $0.07 per share. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity. The Black Scholes pricing model was used to estimate the fair value of the Warrants issued with the following inputs:

Using the fair value calculation, the relative fair value between the debt issued and the warrants was calculated to determine the warrants recorded equity amount of $36,606, accounted for in additional paid in capital.

The Black Scholes pricing model was used to estimate the fair value of the Warrants issued with the following inputs:

Warrants	1,500,000
Share price	$0.0245
Exercise price	$0.07
Term	3 years
Volatility	356.53%
Risk Free Interest Rate	1.35%
Dividend rate	-

On January 22, 2020, the Company issued 63,236,369 additional warrants as part of the down round protection provisions. The adjusted exercise price was $0.00385. The warrants were evaluated for purposes of classification between liability and equity. The warrants do not contain features that would require a liability classification and are therefore considered equity.

The Black Scholes pricing model was used to estimate the fair value of the Warrants issued with the following inputs:

Warrants	63,236,369
Share price	$0.0249
Exercise price	$0.00385
Term	2.35 – 2.70 years
Volatility	392.73–410.10%
Risk Free Interest Rate	1.52 – 1.53%
Dividend rate	-

A summary of the status of the Company’s outstanding stock warrants and changes during the year is presented below:

Activity for the years ended December 31, 2020 and 2019 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value
Outstanding at December 31, 2018	-	$-	-
Granted	3,000,000	0.07	2.59
Expired	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2019	3,000,000	0.07	2.59
Granted	63,236,369	0.00385	2.56
Expired	-	-	-
Exercised	(50,262,343)	0.00385	-
Exercisable at December 31, 2020	15,974,026	$0.00385	2.06	$-

Range of Exercise Prices	Number Outstanding 12/31/20	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.00385	15,974,026	2.06 years	$0.00385

The aggregate intrinsic value represents the total pretax intrinsic value, based on warrants with an exercise price less than the Company’s stock price as of December 31, 2020, which would have been received by the warrant holder had the warrant holder exercised their warrants as of that date.

NOTE 11 - SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

Subsequent to December 31, 2020, Granite Global Value converted $22,590 into 37,649,228 shares of common stock.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
2. Charter and Bylaws
2.1	Articles of Incorporation	Exhibit 3.1 to Form SB-2 filed on October 16, 2007
2.2	Certificate of Amendment dated August 2, 2010	Exhibit 3.1 to Form 8-K filed on August 9, 2010
2.3	Certificate of Amendment dated December 26, 2012	Exhibit 3.1 to Form 8-K filed on January 30, 2013
2.4	Certificate of Amendment dated January 5, 2015	Exhibit 3.1 to Form 8-K filed on January 13, 2015
2.5	Certificate of Amendment dated June 26, 2017	Exhibit 3.1 to Form 8-K filed on June 30, 2017
2.6	Series A Preferred Stock Certificate of Designation	Exhibit 4.1 to Form 8-K filed on April 24, 2012
2.7	Bylaws	Exhibit 3.2 to Form 8-K filed on May 2, 2017
4. Subscription Agreement
4.1	Subscription Agreement	Filed herewith
6. Material Agreements
6.1	Exchange Agreement, dated March 31, 2015, between REMSleep Holdings, Inc. and REMSleep LLC	Exhibit 3.2 to Form 8-K filed on April 2, 2015
6.2	$45,000 13% Convertible Promissory Note, dated July 9, 2018, f/b/o PowerUP Lendings Group LTD	Exhibit 10.1 to Form 10-K filed on March 29, 2019
6.3	$32,000 10% Convertible Promissory Note, dated August 31, 2018, f/b/o to LG Capital Funding, LLC	Exhibit 10.2 to Form 10-K filed on March 29, 2019
6.4	$100,000 12% Convertible Promissory Note, dated January 23, 2019, f/b/o ONE44 Capital LLC	Exhibit 10.3 to Form 10-K filed on March 29, 2019
6.5	Employment Agreement, dated January 1, 2019, between REMSleep Holdings, Inc. and Russell Bird	Exhibit 1A-6.5 to Form 1-A filed on October 4, 2019
6.6	Employment Agreement, dated April 1, 2019, between REMSleep Holdings, Inc. and Tom Wood	Exhibit 1A-6.6 to Form 1-A filed on October 4, 2019
6.7	$100,000 12% Convertible Promissory Note, dated May 3, 2019, f/b/o to Odyssey Capital Funding LLC	Exhibit 1A-6.7 to Form 1-A filed on October 4, 2019
6.8	$36,750 12% Convertible Promissory Note, dated May 30, 2019, f/b/o Armada Investment Fund, LLC	Exhibit 1A-6.8 to Form 1-A filed on October 4, 2019
6.9	$36,750 12% Convertible Promissory Note, dated May 30, 2019, f/b/o BHP Capital NY Inc.	Exhibit 1A-6.9 to Form 1-A filed on October 4, 2019
6.10	$36,750 12% Convertible Promissory Note, dated May 30, 2019, f/b/o Jefferson Street Capital LLC	Exhibit 1A-6.10 to Form 1-A filed on October 4, 2019
6.11	$110,250 8% Convertible Promissory Note, dated August 28, 2020, f/b/o Diamond Investment II LLC	Filed herewith
6.12	$91,850 10% Convertible Promissory Note, dated December 18, 2020, f/b/o Power Up Lending Group LTD	Filed herewith
6.13	$84,150 10% Convertible Promissory Note, dated February 22, 2021, f/b/o Power Up Lending Group LTD	Filed herewith

11. Consents
11.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
11.2	Consent of Newlan Law Firm, PLLC	Included in Exhibit 12.1

12. Opinion re: Legality
12.1	Opinion of Newlan Law Firm, PLLC	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 2, 2021.

REMSLEEP HOLDINGS, INC.

By:	/s/ THOMAS J. WOOD
Thomas J. Wood
Chief Executive Officer
(Principal Executive Officer)
(Principal Financial and Accounting Officer)

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ THOMAS J. WOOD	June 2, 2021
Thomas J. Wood Chief Executive Officer (Principal Executive Officer) (Principal Financial and Accounting Officer) and Director

/s/ RUSSELL F. BIRD	June 2, 2021
Russell F. Bird President and Chairman of the Board of Directors